File No. 811-21630

   As filed with the Securities and Exchange Commission on December 1, 2005

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM N-2/A

            (X) REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY
                                 ACT OF 1940
                              (X) Amendment No. 3

                           NT ALPHA STRATEGIES FUND
              (Exact Name of Registrant as Specified in Charter)

                           50 SOUTH LA SALLE STREET
                            CHICAGO, ILLINOIS 60675
                   (Address of Principal Executive Offices)

                                (312) 630-6000
             (Registrant's Telephone Number, including Area Code)

                               JOSEPH MCINERNEY
                           NT ALPHA STRATEGIES FUND
                           50 SOUTH LA SALLE STREET
                            CHICAGO, ILLINOIS 60675
                    (Name and Address of Agent for Service)

                                  Copies to:
                            PHILIP H. HARRIS, ESQ.
                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               FOUR TIMES SQUARE
                           NEW YORK, NEW YORK 10036

It is proposed that the filing will become effective
         ( ) when declared effective pursuant to section 8(c)


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                                              FORM N-2
                                        CROSS REFERENCE SHEET
                                      as required by Rule 495(a)
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Part A
Item No.                    Caption                            Prospectus Caption
-------                   -------                            ------------------

1.                Outside Front Cover..................................Not Applicable
2.                Cover Pages; Other Offering Information..............Not Applicable
3.                Fee Table and Synopsis...............................Fee Table and Synopsis
4.                Financial Highlights.................................Not Applicable
5.                Plan of Distribution.................................Not Applicable
6.                Selling Shareholders.................................Not Applicable
7.                Use of Proceeds......................................Not Applicable
8.                General Description of the Registrant ...............General Description
                                                                       of the Registrant; General;
                                                                       Investment Objectives and
                                                                       Policies; Risk Factors;
                                                                       Other Policies
9.                Management...........................................Management;  General
10.               Capital Stock, Long-Term Debt,
                  and Other Securities.................................Capital Stock, Long
                                                                       Term Debt, and Other
                                                                       Securities; Capital Stock;
                                                                       Long-Term Debt; General;
                                                                       Taxes; Outstanding Secu
                                                                       rities; Securities Ratings
11.               Defaults and Arrears on
                  Senior Securities....................................Not Applicable

12.               Legal Proceedings....................................Not Applicable

13.               Table of Contents of
                  Statement of Additional Information..................Not Applicable
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Part B
Item No.                                             Statement of Additional Information
--------                                             -----------------------------------

14.               Cover Page...........................................Not Applicable

15.               Table of Contents....................................Not Applicable

16.               General Information and
                  History..............................................General Description
                                                                       of the Registrant

17.               Investment Objective and
                  Policies.............................................Investment Objective
                                                                       and Policies; Investment
                                                                       Restrictions

18.               Management...........................................Management of the
                                                                       Trust; Officers and
                                                                       Directors
19.               Control Persons and Principal
                  Holders of Securities ...............................Control Persons;
                                                                       Affiliated Subscriptions

20.               Investment Advisory and Other
                  Services.............................................Management of the Trust

21.               Portfolio Managers...................................Management of the Trust

22.               Brokerage Allocation and Other
                  Practices............................................Management of the Trust

23.               Tax Status...........................................Taxation of the Trust

24.               Financial Statements.................................Financial Statements

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Part C
Item No.

Information required to be included in Part C is set forth, under the appropriate item so numbered, in Part C of this registration statement.


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PART A

ITEM 1.           COVER PAGE

         Not Applicable.

ITEM 2.           INSIDE FRONT AND OUTSIDE BACK COVER PAGE

         Not Applicable.

ITEM 3.           FEE TABLE AND SYNOPSIS

                  3.1      Expense Information

         Annual Expenses


Advisory Fees*                                               1.00%
Administration Fee                                           0.30%
Other Expenses **                                            0.50%
-------------------------------------          -------------------
Total Annual Expenses**                                      1.80%


Example                              1 Year   3 Years    5 Years    10 Years

You would pay the following
expenses on a $1000 investment,
assuming a 5% annual return****      $18.00   $57.00     $97.00     $212.00

         The purpose of the preceding table is to assist the investor in understanding the various costs and expenses that an investor in NT Alpha Strategies Fund (the "Trust") will bear directly or indirectly, and do not include expenses of Northern Trust Alpha Strategies Fund, Q.P. and Northern Trust Alpha Strategies Fund (each a "Feeder Fund") or other affiliates that are not investment companies.

         *The Investment Management Fee (the "Investment Management Fee") is 1% per annum of the Fund's NAV payable quarterly in arrears calculated as of the last Business Day of each calendar quarter.

         **Other Expenses and Total Annual Expenses are estimated to be 0.50% and 1.80% for current fiscal year and for subsequent periods. The example

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above should not be considered a representation of future expenses, which may be higher or lower.


         ***This table assumes the Investment Management Fee is 1.00%.

                  3.2      Not Applicable.

                  3.3      Not Applicable.

ITEM 4.           FINANCIAL HIGHLIGHTS

         Not Applicable.

ITEM 5.           PLAN OF DISTRIBUTION

         Not Applicable.

ITEM 6.           SELLING SHAREHOLDERS

         Not Applicable.

ITEM 7.           USE OF PROCEEDS

         Not Applicable.

ITEM 8.           GENERAL DESCRIPTION OF THE REGISTRANT

                  8.1 General. The Fund is a diversified closed-end management investment company. The Fund was organized in Delaware on April 5, 2004.

                  8.2 Investment Objectives and Policies. The Fund's investment objective is to achieve attractive risk-adjusted returns through investment in a diversified portfolio of assets. The Fund will seek to provide investors with exposure to alternative investment strategies, as part of such investors' larger portfolio allocations, by investing in diversified markets, instruments and investment styles.

The Investment Manager believes that through diversification and prudent asset allocation to Advisers managing Sub-Funds, the Fund can reduce the risk associated with exposure to any single Adviser, reduce the volatility of return in the


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Fund's overall portfolio and consistently deliver attractive risk-adjusted returns, while controlling downside risk during adverse market environments.

         The Fund will operate as a "Fund-of-Funds," investing, either directly or indirectly, in Sub-Funds managed by Advisers. The Fund may invest in Sub-Funds through interme diate entities because such entities may provide various benefits to the Fund and its investors, including more favorable tax treatment. Each Sub-Fund will generally be selected by the Investment Manager based upon its performance record, investment strategy and trading styles, organizational depth, longevity and other criteria. The Sub-Funds will invest in Sub-Fund Investments selected by their respective Advisers. These Sub-Funds are commonly referred to as "hedge funds."

         The Fund will be denominated in U.S. dollars.

         The types of investment opportunities available to the Fund are expected to vary considerably over time, and the expertise of the Investment Manager and the Advisers of the Sub-Funds in identifying and exploiting new opportunities is expected to result in a continually evolving set of investment strategies. However, generally speaking, the Fund expects the Advisers of the Sub-Funds to utilize some or all of the following categories of strategies: convertible bond arbitrage, fixed income arbitrage, merger arbitrage, relative value arbitrage, equity hedging, short selling, event-driven, mortgage-backed securities arbitrage, statistical arbitrage, global macro, commodity trading, distressed, and emerging markets, volatility arbitrage, non-US equity hedging and sector specific equity hedging. In the aggregate, the Fund's exposures through the Sub-Funds will be to a broad array of securities and other financial instruments of global issuers, including publicly traded equity and debt, private and restricted securities, distressed investments, mortgage-related securities and other asset-backed securities, and various derivative instruments thereon or related thereto, such as futures, swaps, options and other arrangements. Issuers may be located in both developed and emerging markets. The Sub-Funds may in some cases hedge currency risks. The Fund will not engage directly in currency hedging.

         The Fund intends to invest in Sub-Funds that utilize various forms of leverage, which may substantially exceed that which the Fund could utilize if it made the investments directly.

                  It is expected that the majority of the Sub-Funds in which the Fund invests will be treated as partnerships for U.S. tax purposes. However, the Fund may invest up to 10% of its assets in PFICs.


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Fundamental Investment Policies

         The Fund's investment objective and the following investment restrictions are fundamental and cannot be changed without the approval of the holders of (i) the lesser of a majority of the Fund's outstanding Common Units and the Preferred Units (if any are outstanding) voting together as a single class or two-thirds of such Units if a quorum of at least 50% is present and
(ii) a majority of any outstanding Preferred Units voting as a separate class. All other investment policies or practices are considered by the Fund not to be fundamental and accordingly may be changed without approval of the holders of a majority of the Fund's outstanding voting securities. If a percentage restriction on invest ment or use of assets set forth below is adhered to at the time a transaction is effected, later changes in percentage resulting from changing market values will not be considered a deviation from policy. Subject to the foregoing, the Fund may not:

                  (1) borrow money or issue senior securities except in compliance with the 1940 Act; which requires that the Fund have an asset coverage of 300 percent upon the issuance of senior securities representing indebtedness and an asset coverage of 200 percent upon the issuance senior equity securities;

                  (2) make loans of money or property to any person except in compli ance with the 1940 Act, which prohibits loans to any person who controls or is under common control with the Fund, excluding a company that owns all of the shares of the Fund;

                  (3) underwrite the securities of other issuers except to the extent that in connection with the disposition of portfolio securities or the sale of its own Units or securities of its subsidiaries the Fund may be deemed to be an underwriter;

                  (4) purchase or sell commodities or commodity contracts for any purposes except to the extent permitted by applicable law without the Fund becoming subject to registration with the Commodity Futures Trading Commissions as a commodity pool or a commod ity pool operator;

                  (5) invest more than 25% of its assets in a single industry; or

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                  (6)      purchase real estate or interests therein.

Selection of Sub-Funds

         In evaluating Sub-Funds, the Investment Manager generally considers qualitative and quantitative factors indicative of stability and representative performance for the relevant investment approach. Quantitative factors typically include the rate of return on the Sub-Fund or other similar funds managed by the Adviser to the Sub-Fund, perfor mance compared to its peer group, standard deviation, correlation with various market indices and other managers, maximum drawdown, use and amount of leverage, proprietary style analysis, fee structure and assets under management. Qualitative factors typically include a Sub-Fund's investment philosophy and process, source of investment ideas, research methodology, risk management techniques, method of operation, organization and staff. The Investment Manager seeks to understand a Sub-Fund's decision-making process, idea generation process, risk control process and strategic goals as part of the analysis of the Adviser's underlying investment approach.

         The Investment Manager prefers Sub-Funds where the Advisers have their own capital at risk in their investment programs.

         The Advisers of the Sub-Funds selected by the Investment Manager are granted full discretion over all matters relating to the manner, method and timing of investment and trading transactions with respect to the Fund's assets allocated to the Adviser of such Sub-Fund, subject to the investment objectives, policies and restrictions set forth herein or those otherwise communicated to such Adviser by the Investment Manager.

         The Investment Manager will monitor the performance of the Advisers of the Sub-Funds and continually evaluate prospective new Advisers. The
Investment Manager's monitoring procedures are expected to include reviews of the performance of Advisers on a periodic basis, with a comparison to market indices and peer group performance; ongoing site visits and meetings with existing and prospective Advisers; continuous review of hedge fund strategies and volatility of Advisers; and continuous review of Fund asset allocations among the Advisers.

         The Investment Manager will cause the Fund to withdraw all or part of its assets from a Sub-Fund if the Investment Manager determines that the withdrawal would be in the best interest of the Fund. Reasons for a complete withdrawal from a Sub-Fund may include, but are not limited to, underperformance as compared to the

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Adviser's peer group, stated objectives or market indices; variation from contemplated trading strategies; identification of superior Sub-Funds employing similar style; dissatisfaction with risk control procedures at the Adviser level; and issues that may affect performance such as loss of or personal problems being experienced by a key trader or employee of the Adviser. The Investment Manager will also reallocate capital among existing or new Sub-Funds to the extent that it determines that such reallocation would be prudent. Reallocation of capital may take several months until withdrawals and contributions are permitted by the Sub-Funds. The monitoring process is a dynamic one involving both quantitative and qualitative review on an ongoing basis.

                  8.3 Risk Factors. (a) An investment in the Fund is highly speculative and involves a high degree of risk. Investment in the Fund is suitable only for sophisticated investors who fully understand and are capable of bearing the risks of an investment in the Fund. No guarantee or representation is made that the Fund will achieve its investment objective or that Common Unitholders will receive a return of their capital. The following discusses certain risks and potential conflicts of interest. However, this list is not, and is not intended to be, an exhaustive list or a comprehensive description of the types of risks that any investor in the Fund may encounter, and other risks and conflicts not discussed below may arise in connection with the management and operation of the Fund.

         Investments in General. The Fund invests in Sub-Funds that may experience financial difficulties that may never be overcome. The Advisers may utilize highly specula tive investment techniques, including extremely high leverage, highly concentrated portfo lios, workouts and startups, control positions, and illiquid investments. The Fund and its investors will not have the ability to direct or influence the management of a Sub-Fund's investments. As a result, the returns of the Fund will primarily depend on the performance of the Advisers and could suffer substantial adverse effects by the unfavorable perfor mance of such Advisers.

         Redemption Risks of Sub-Funds. The Fund's redemption policies may allow redemption notices and redemption of assets in a substantially shorter period than the redemption notice and any payment terms of underlying Sub-Funds. Accordingly, a redeeming Unitholder may be subject to risk until such time that the Fund has actually received its assets from the Sub-Fund. Furthermore, the terms and conditions applicable to underlying funds may permit the respective underlying Sub-Fund to distribute assets in kind rather than pay redemptions in cash. In addition, as a result of the difference between redemption policies of the Fund and of Sub-Funds, the Investment Manager may be required to select Sub-Funds for liquidation on the

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basis of the redemption policies of Sub-Funds rather than other investment considerations, which may result in the remaining portfolio of Sub-Funds being less diverse in terms of investment strategies, number of investment managers or Sub-Funds, liquidity, or other investment considerations than would otherwise be the case.

         Large Investor Risks. The Northern Trust Corporation made an initial investment of $33 million in the Fund. Currently, the Northern Trust Corporation's investment in the Fund is $24 million, which is subject to change. At the time of its initial investment, the Northern Trust Corporation believed that it was required to reduce the aggregate of both investments in the Fund to less than 25% of the Fund's total assets within one year of the investment unless the Northern Trust Corporation requested, and received, an exemption from the Fed. Subsequently, the Fed determined that the Northern Trust Corporation was not required to reduce its investment in the Fund by September 1, 2005. Although such reduction is not required, the Northern Trust Corporation intends to further reduce its investment in the Fund. The Northern Trust Company Pension Trust has a current investment of $20 million in Northern Trust Alpha Strategies Fund, Q.P. Due to the fact that the Fund has certain large investors which may hold all or nearly all of the Fund's Units, the decision by a large investor to make a redemption could require the Fund to liquidate a significant portion of its Sub-Funds. Such large-scale liquidation of Sub-Funds may increase the likelihood that the Investment Manager may be required to select Sub-Funds for liquidation on the basis of the redemption policies of Sub-Funds rather than other investment considerations, which may result in the remaining portfolio of Sub-Funds being less diverse in terms of investment strategies, number of investment managers or Sub-Funds, liquidity, or other investment considerations than would otherwise be the case.

         Risks of Certain Investment Techniques. The Advisers may employ a number of investment techniques, including the use of leverage, short sales, securities lending, investment in non-investment grade or nonmarketable securities, uncovered option transactions, forward transactions, futures and options on futures transactions, foreign currency transactions and highly concentrated financial products, among others, which could, under certain circumstances, magnify the impact of any negative market, sector or investment development. The use of such investment techniques is a highly specialized activity that may be speculative and that can expose the Fund to significant risk of loss.

         Market Risk. The success of any investment activity is affected by general economic conditions, which may affect the level and volatility of interest rates and the extent and timing of investor participation in the equities and other markets.

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Unexpected volatility or illiquidity in the markets in which Advisers hold positions could impair their ability to carry out their objectives or cause them to incur losses.

         The Sub-Funds may also face the risk of suspension of trading on securities and commodities exchanges. Securities and commodities exchanges typically can suspend or limit trading in any instrument traded on its exchange. A suspension could render it impossible for an Adviser to liquidate positions and thereby expose one or more Advisers, and thus the Fund, to substantial losses.

         Despite the heavy volume of trading in securities and other financial instruments, the markets for some instruments have limited liquidity and depth. This could be a disadvantage to the Advisers, both in the realization of the prices which are quoted and in the execution of orders at desired prices.

Strategy Risk

         Inadvertent Concentration. The Advisers may subscribe to various investment strategies which may expose the Fund to a number of investment strategy risks. The Fund may inadvertently be exposed to concentration risk as a number of Advisers may have overlapping strategies and thus could accumulate large positions in the same or related instruments, without the Investment Manager's knowledge. Even if known, the Investment Manager's ability to avoid such concentration would depend on its ability to reallocate Fund capital among existing or new Advisers. This might not be feasible for several months until withdrawals and contributions are permitted by the Sub-Funds.

         Hedging and Arbitrage. Substantial losses may be recognized on hedged or arbitrage positions. Every hedge or arbitrage strategy involves exposure to some second order risk of the markets, such as the implied volatility in convertible bonds or warrants, the yield spread between similar term government bonds or the price spread between different classes of stock for the same issuer. Further, there are few examples of "pure" hedge or arbitrage Advisers. Many such Advisers employ limited directional strategies which expose them to market risk.

         Short Selling. Some (and possibly all) Advisers may engage in short selling strategies. Short selling involves selling securities which may or may not be owned and, at times, borrowing the same securities for delivery to the purchaser, with an obligation to replace any such borrowed securities at a later date. Short selling allows the investor to profit from declines in market prices to the extent such decline exceeds the transaction costs and any costs of borrowing the securities. However, if

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the borrowed securities must be replaced by purchasers at market prices in order to close out the short position, any appreciation in the price of the borrowed securities would result in a loss. Purchasing securities to close out the short position can itself cause the price of the securities to rise further, thereby exacerbating the loss. In addition, there are rules prohibiting short sales at prices below the last sale price, which may prevent the Sub-Funds from executing short sales at the most desirable time.

         Derivatives. Some (and possibly all) Advisers may invest in complex derivative instruments that seek to modify or emulate the investment performance of particular securities, commodities, interest rates, indices or markets on a leveraged or unleveraged basis. These instruments generally have counterparty risk and may not perform in the manner expected by the counterparties, thereby resulting in greater loss or gain to the investor. These investments are all subject to additional risks that can result in a loss of all or part of an investment, such as interest rate and credit risk volatility, world and local market price and demand and general economic factors and activity. Derivatives may have very high leverage embedded in them that can substantially magnify market movements and result in losses greater than the amount of the investment. Some of the markets in which derivative transactions are effected are over-the-counter or interdealer markets. The participants in such markets are typically not subject to credit evaluation and regulatory oversight as are members of exchange-based markets. This exposes the Sub-Funds to the risks that a counterparty will not settle a transaction because of a credit or liquidity problem or because of disputes over the terms of the contract. The Sub-Funds are not restricted from dealing with any particular counterparty or from concentrating all of their transactions with one counterparty. Many unforeseeable events, such as government policies, can have profound effects on interest and exchange rates, which in turn can have large and sudden effects on prices of derivative instruments.

         Futures. Futures markets are highly volatile. To the extent that the Sub-Funds engage in transactions in futures contracts and options on futures contracts, the profitability of such Sub-Funds, and, consequently, the Fund, depends to some degree on the ability of the Advisers to analyze correctly the futures markets, which are influenced by, among other things, changing supply and demand relationships, governmental policies, commercial and trade programs, world political and economic events and changes in interest rates. Moreover, investments in commodities, futures and options contracts involve additional risks, including, without limitation, leverage (margin is usually 5-15% of the face value of the contract and exposure can be nearly unlimited) and credit risk vis-a-vis the contract counterparty. Finally, the CFTC and futures exchanges have established limits referred to as "speculative

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position limits" on the maximum net long or net short position which any person may hold or control in particular commodities contracts. Like other leveraged investments, a futures transaction may result in losses in excess of the amount invested.

         Swaps. The Sub-Funds may enter into various hedging transactions, such as interest rate, currency and credit swaps and the purchase or sale of caps and floors. Interest rate swaps involve the exchange by a Sub-Fund with another party of their respective commitments to pay or receive interest. The purchase of an interest rate cap entitles the purchaser, to the extent that a specified index exceeds a predetermined interest rate, to receive payments of interest on a notional principal amount from the party selling such interest rate cap. The purchase of an interest rate floor entitles the purchaser, to the extent that a specified index falls below a predetermined interest rate, to receive payments of interest on a notional principal amount from the party selling such interest rate floor. In the case of currency swaps, a Sub-Fund may exchange with another party their respective commitments to pay or receive currency. Credit swaps involve other risks. Use of swaps subjects the Sub-Funds to risk of default by the counterparty. If there is a default by the counterparty to such a transaction, the Sub-Fund will have contractual remedies pursuant to the agreements related to the transaction; however, in such event, recovery would be dependent on the creditworthiness of the counterparty. The Sub-Funds may also enter into interest rate, total return or other swaps that may be surrogates for other instruments such as currency forwards and interest rate options. The value of such instruments generally depends upon price movements in the underlying assets, risk elements, Units, rights or commitments, as well as counterparty risk.

         Option Transactions. The purchase or sale of an option involves the payment or receipt of a premium payment by the investor and the corresponding right or obligation, as the case may be, to either purchase or sell the underlying security or other investment for a specific price at a certain time or during a certain period. Purchasing options involves the risk that the underlying instrument does not change price in the manner expected, so that the option expires worthless and the investor loses its premium. Selling options, on the other hand, involves potentially greater risk because the investor is exposed to the extent of the actual price movement in the underlying security in excess of the premium payment received.

         The Sub-Funds may purchase or sell customized options and other derivatives in the over-the-counter market that may have different features than traditional exchange-traded options though they also share the same risks. These options and derivative instruments may also subject the Sub-Funds to risk of default by the

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counterparty. Investments in these financial instruments may also be subject to additional risk such as interest rate and other risks.

         The Sub-Funds' ability to close out their positions as purchasers of exchange-listed options would be dependent upon the existence of a liquid secondary market on an exchange. Among the possible reasons for the absence of a liquid secondary market on an exchange are (i) insufficient trading interest in certain options, (ii) restrictions on transactions imposed by an exchange,
(iii) trading halts, suspensions or other restrictions imposed with respect to particular classes or series of options or underlying securities, (iv) interruption of the normal operations on an exchange, (v) inadequacy of the facilities or an exchange or the Options Clearing Corporation to handle current trading volume or (vi) a decision by one or more exchanges to discontinue the trading of options (or a particular class or series of options), in which event the secondary market on that exchange (or in that class or series of options) would cease to exist, although outstanding options on that exchange would generally continue to be exercisable in accordance with their terms.

         Leveraged Capital Structure. The Fund may issue Preferred Units and/or debt in aggregate amounts not in excess of one-third of the Fund's consolidated gross assets (in the case of debt) and not more than one-half of the Fund's consolidated gross assets (in the case of Preferred Units and debt combined). The use of leverage creates an opportunity for increased income and gains to the holders of Common Units, but also creates increased risk of loss. The use of leverage magnifies the potential gains and losses from an investment and increases the risk of loss of capital. To the extent that income derived by the Fund from investments purchased with borrowed funds is greater than the cost of borrowing, the Fund's net income will be greater than if borrowing had not been used. Conversely, if the income from investments purchased with borrowed funds is not sufficient to cover the cost of borrowing, the net income of the Fund will be less than if borrowing had not been used, and the amount available for ultimate distribution to the holders of Common Units will be reduced. The extent to which the gains and losses associated with leveraged investing are increased will generally depend on the degree of leverage employed. The Fund may, under some circumstances, be required to dispose of the Fund investments under unfavorable market conditions, thus causing the Fund to recognize a loss that might not otherwise have occurred. If an event of default under pertinent borrowing agreements occurs and the Fund investments are sold, losses also may occur that might otherwise not have occurred. In the event of such a sale of the Fund Investments, secured creditors will be contractually entitled to direct such sales and may be expected to do so in their interest, rather than in the interests of the holders of Common Units. The holders of Common Units will incur losses if the

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proceeds from such a sale are insufficient, after payment in full of amounts due and payable on borrowed amounts, including administrative expenses, to repay all of the capital invested by holders of Common Units. As a result, they could experience a total loss of their investment in the Fund.

         Sub-Fund Leverage Risk. The Sub-Funds may borrow and may utilize various lines of credit, reverse repurchase agreements, "dollar" rolls, issuance of debt securities, swaps, forward purchases, other off-balance sheet derivative transactions and other forms of leverage. While leverage presents opportunities for increasing total return, it has the effect of potentially increasing losses as well. If income and appreciation on investments made with borrowed funds are less than the cost of the leverage, the value of a Sub-Fund's net assets will decrease. Accordingly, any event which adversely affects the value of an investment by a Sub-Fund would be magnified to the extent leverage is employed. The cumulative effect of the use of leverage in a market that moves adversely to a leveraged investment could result in a substantial loss which would be greater than if leverage were not used. In periods of extreme market volatility, the need to sell assets in a declining market can cause even greater losses, as prices may be artificially depressed. Generally, most leveraged transactions involve the posting of collateral. Increases in the amount of margin that a Sub-Fund is required to post could result in a disposition of Sub-Fund assets at times and prices which could be disadvantageous to the Fund and could result in substantial losses. Creditors' claims may be senior to the rights of Unitholders in the Fund.

         Emerging Markets. Investments in emerging markets involves certain special risks related to regional economic conditions and sovereign risks which are not normally associated with investments in the securities of U.S. issuers, including risks associated with: (1) political and economic uncertainty (including the risks of nationalization or expropriation of assets, war and revolution), or potential foreign exchange controls (including the risks of suspension of the ability to transfer currency from a given country and repatriation of investments); (2) fluctuations of currency exchange rates; (3) lower levels of disclosure and regulation than in the U.S. or other developed markets; (4) lower trading volume and greater market volatility than U.S. and other developed markets; (5) slower clearance and settlement procedures, higher transaction costs and restrictions on investment in certain instruments, which may restrict or delay investments in such markets by the Sub-Funds; (6) less rigorous financial reporting standards and auditing practices and requirements than those of U.S. and other developed countries; and (7) uncertainties as to the status, interpretation and application of laws.

         During periods of limited liquidity and higher price volatility of the markets for emerging markets securities, the Fund's ability to acquire or dispose of such securities at a price and time that the Investment Manager deems advantageous may be impaired. As a result, in periods of rising market prices, the Fund may be unable to participate in price increases fully to the extent that it is unable to acquire desired securities positions quickly; the Fund's inability to dispose fully and promptly of positions in declining markets may conversely cause its NAV to decline as the value of unsold positions is marked to lower prices. The Fund's ability to raise cash to fund redemptions may also be impaired.

         Previously, difficulties have been experienced in certain emerging markets, such as Mexico, Asia, Russia and Brazil. There can be no assurance that such difficulties will not reoccur or that the effects thereof will be limited to the country or countries in which they originate.

         Foreign Securities. Investments in securities of non-U.S. issuers including foreign governments and securities denominated or whose prices are quoted in non-U.S. currencies pose currency exchange risks (including blockage, devaluation and non-exchangeability) as well as a range of other potential risks which could include, depending on the country involved, expropriation, confiscatory taxation, political or social instability, illiquidity, price volatility and market manipulation. In addition, less information may be available regarding securities of non-U.S. issuers and non-U.S. companies may not be subject to accounting, auditing and financial reporting standards and requirements comparable to (or as uniform as) those of U.S. companies. Transaction costs of investing in non-U.S. securities markets are generally higher than in the U.S. There is generally less government supervision and regulation of exchanges, brokers and issuers in foreign jurisdictions than there is in the U.S. The Sub-Funds and the Fund might have greater difficulty taking appropriate legal action in non-U.S. courts. Non-U.S. markets also have different clearance and settlement procedures which in some markets have at times failed to keep pace with the volume of transactions, thereby creating substantial delays and settlement failures that could adversely affect the Sub-Funds' performance.

         Currency Risks. The Sub-Funds will purchase instruments denominated in currencies other than the Sub-Funds' base currency of U.S. dollars. In doing so, the Sub-Funds will be exposed to certain currency risks, including illiquidity, blockages by governments, political unrest or other factors, failure or inability to deliver, pressures from speculators and other factors that can result in losses with respect to such instruments notwithstanding any mark-to-market return. In addition, to the extent that currency risk is not hedged, changes in the value between the U.S. dollar and other currencies can increase or reduce the actual returns from nondollar denominated investments. The Sub-Funds may at times have significant currency exposure. Therefore, market movements in the underlying currencies could result in substantial losses to the extent such exposures are not hedged.

         Investments in Governmental Debt. The Sub-Funds may invest in debt of both U.S. and non-U.S. government agencies and instrumentalities and quasi-governmental entities. The issuer of the debt or the governmental authorities that control the repayment of the debt may be unable or unwilling to repay principal or interest when due, and the Sub-Funds (and thus the Fund) may have limited legal recourse in the event of default. Governmental actions could have a significant effect on the value of the Sub-Fund Investments.

         Mortgage-Backed and Asset-Backed Securities. The Sub-Funds may invest in numerous types of mortgage-backed and asset-backed securities, including, without limitation, those briefly described below. Such securities are extremely sensitive to the level and volatility of interest rates.

         The Sub-Funds may invest in mortgage pass-through securities representing participation interests in pools of residential mortgage loans originated by United States governmental or private lenders and guaranteed, to the extent provided in such securities, by the United States government or one of its agencies or instrumentalities. Such securities, which are ownership interests in the underlying mortgage loans, differ from conventional debt securities, which provide for periodic payment of interest in fixed amounts (usually semiannually) and principal payments at maturity or on specified call dates. Mortgage pass-through securities provide for monthly payments that are a "pass-through" of the monthly interest and principal payments (including any prepayments) made by the individual borrowers on the pooled mortgage loans, net of any fees paid to the guarantor of such securities and the servicer of the underlying mortgage loans.

         Sub-Fund Investments may also include private mortgage pass-through securities that are issued by originators of and investors in mortgage loans, including savings and loan associations, mortgage banks, commercial banks, investment banks and special purpose subsidiaries of the foregoing. Private mortgage pass-through securities are usually backed by a pool of conventional fixed rate or adjustable rate mortgage loans. Such securities generally are structured with one or more types of credit enhancement.

         The Sub-Funds may also invest in CMOs, which are debt obligations collateralized by mortgage loans or mortgage pass-through securities. The issuer of a series of CMOs may elect to be treated as a REMIC. In a CMO, a series of bonds or certificates is issued in multiple classes. Each class of CMOs, often referred to as a "tranche," is issued at a specific fixed or floating coupon rate and has a stated maturity or final distribution date. Interest is paid or accrues on all classes of the CMOs on a monthly, quarterly or semiannual basis.

         SMBSs are derivative multiclass mortgage securities. SMBSs are usually structured with two classes that receive different proportions of the interest and principal distributions on a pool of mortgage assets. A common type of SMBSs will have one class receiving some of the interest and most of the principal from the mortgage assets, while the other class will receive most of the interest and the remainder of the principal. If the underlying mortgage assets experience greater than anticipated prepayments of principal, the Sub-Funds may fail to recoup fully their initial investments in these securities. Additionally, these securities were only recently developed; as a result, established trading markets have not yet developed and, accordingly, these securities are still somewhat illiquid.

         Sub-Fund Investments may also include asset-backed securities. In general, the collateral supporting asset-backed securities is of shorter maturity than mortgage loans and is less likely to experience substantial prepayments. As with mortgage-backed securities, asset-backed securities are often backed by a pool of assets representing the obligations of a number of different parties and use similar credit enhancement techniques. Asset-backed securities present certain risks that are not presented by mortgage-backed securities. Primarily, these securities do not have the benefit of the same security interest in the related collateral. Credit card receivables are generally unsecured and the debtors are entitled to the protection of a number of state and federal consumer credit laws, many of which give such debtors the right to set off certain amounts owed on the credit cards, thereby reducing the balance due. Most issuers of automobile receivables permit the servicers to retain possession of the underlying obligations. If the servicer were to sell these obligations to another party, there is a risk that the purchaser would acquire an interest superior to that of the holders of the related automobile receivables. In addition, because of the large number of vehicles involved in a typical issuance and technical requirements under state laws, the trustee for the holders of the automobile receivables may not have a proper security interest in all of the obligations backing such receivables. Therefore, there is the possibility that recoveries on repossessed collateral may not, in some cases, be available to support payments on these securities.

         Illiquidity. The Sub-Funds may invest in securities that are subject to legal or other restrictions on transfer or for which no liquid market exists. The market prices, if any, for such securities tend to be more volatile and the Sub-Funds may not be able to sell them when they desire to do so or to realize what they perceive to be their fair value in the event of a sale. For example, high-yield securities markets have suffered periods of extreme illiquidity for certain types of instruments in the past. As a result, calculating the fair market value of the Sub-Funds' holdings may be difficult.

Investment Manager/ Adviser/ Sub-Fund/ Intermediary Entity Risk

         Intermediary Entities. The Fund's use of an intermediary entity or entities to make investments in the Sub-Funds would create additional risks that would not be present if the Fund invested directly in the Sub-Funds. By investing in such entities, the Fund would be affected by any regulatory or other liabilities of such entities. Such entities would not be controlled by the Fund, and the Fund would generally have no voting rights therein. Further, the ability of the Fund to make redemptions from such entities could be restricted. Such entities could effectively freeze the Fund's investments and block the Fund from activity if they become illiquid due to redemption restrictions.

         Additionally, such entities may require the Fund to provide indemnification under certain circumstances.

         Competition. The Advisers will engage in investment and trading activities which are highly competitive with other investment and trading programs including those of mutual funds and other financial institutions, investment banks, broker-dealers, commercial banks, insurance companies and pensions funds, as well as private investors, all of whom may have investment objectives similar to those of the Advisers. These competitors may have substantially greater resources than the Advisers and may have substantially greater experience than the Advisers.

         Possibility of Misconduct by Advisers. The Fund is exposed to the possibility of misconduct by Advisers. An Adviser could divert or abscond with assets, fail to follow its stated investment strategies, issue false reports or engage in other misconduct, all without the Fund's knowledge.

         Conflicts of Interest. The Advisers could be subject to various conflicts of interest, which could be resolved to the detriment of the Fund. For example, an Adviser might favor its proprietary trading over its trading for the Fund. Addition-ally, the Fund's investment in intermediate entities could present potential conflicts of interest.

         Increase in Managed Assets. The Fund may invest with Advisers who are experiencing a major increase in the assets they manage, which may impair the ability of their strategies and operations to perform up to historical levels. Such Advisers may divert from stated strategies into strategies or markets with which they could have little or no experience. This could result in serious losses to the Sub-Funds, and in turn, the Fund.

         Sub-Funds Are Not Registered. Sub-Funds generally will not be registered as investment companies under the 1940 Act, and, the Fund, as an investor in the Sub-Funds, will not have the benefit of the protections afforded by the 1940 Act to investors in registered investment companies, such as mutual funds. These protections would include, among other things, restrictions on leverage used by the entities, restrictions on the capitalization of the entities, requirements regarding governance of the entities by independent directors, and various requirements for shareholder approvals, including shareholder approval of all investment advisory contracts.

         New Strategies. Many of the strategies used by the Advisers may not have been in existence during periods of major market stress, disruption or decline. As a result, it is not known how these strategies will perform in these periods.

Fund Structure Risks

         Lack of Operating History. The Fund has a short history of operations and, accordingly, has no operating history upon which potential investors may evaluate its likely performance. The Investment Manager does not have any experience advising other registered investment companies, although it has a number of affiliated entities with such experience.

         Certain Advisers may be new or relatively new firms and have little or no operating history upon which their performance can be evaluated. In addition, certain Advisers may have experience trading for themselves or managed accounts but may not have previously operated a Sub-Fund.

         Multiple Advisers. Because each Adviser will trade independently of the others, the trading losses of some Advisers could offset trading profits achieved by the profitable Advisers. The profitable Advisers would earn incentive fees even though the Fund as a whole may not be profitable. Different Advisers might compete for the same investment positions. Conversely, some Advisers may take offsetting positions which would result in transaction costs for the Fund without the possibility of profits.

         Adviser or Allocation Changes. The Investment Manager expects from time to time to change Advisers and the asset allocations among them. The Investment Manager is not required to notify investors of such changes. The Fund's success will depend on the Investment Manager's selection of Advisers and its allocation of assets among such Advisers.

         Litigation Risk. The Fund is subject to litigation risk as an investor in a Sub-Fund. A Sub-Fund could become involved in shareholder, insider trading or other litigation as a result of its investment activities, which could adversely affect the Sub-Fund, and in turn, the Fund.

         Incentive Compensation. Most, if not all, Advisers will be entitled to receive incentive fees with respect to their trading for the Fund. These arrangements may give the Advisers an incentive to make riskier or more aggressive investments than they would otherwise make. Because incentive payments will be based on each Sub-Fund's performance, the Fund itself may make incentive payments during periods when the Fund is not profitable on an overall basis (for example, because the losses of the unprofitable Advisers and the Fund's expenses exceed the profits of the profitable Sub-Funds).

         Valuation. Due to the fact that the Fund may invest directly in the Sub-Funds or indirectly through intermediary entities, and because there will be no readily available market quotations for such securities, the valuation process for the Fund could, but under normal market conditions is not expected to, involve substantial complications. In determining the fair value of each Sub-Fund Investment on each Valuation Date, the Board or its delegates will take into account the estimated net asset value of such Sub-Fund Investment provided to the Fund by the Sub-Fund itself, as well as any other considerations that may, in its judgment, increase or decrease such estimated value. As set forth herein, although the Fund will conduct due diligence with respect to each Adviser and Sub-Fund in which the Fund invests, there are risks that such Sub-Funds and Advisers could have inadequate valuation procedures or could issue false reports or engage in other misconduct, all without the Fund's knowledge. Any such occurrences could distort the Board's or its delegate's valuation of such Sub-Fund Investments and the NAV of the Fund.

         The Fund will compute its net asset value per Common Unit as of the close of the Exchange on the last business day of each month. The net asset value of the Fund will equal the value of the total assets of the Fund (the value of the securities the Fund holds plus cash or other assets, including interest accrued but not yet received), less (i) all of its liabilities, including accrued fees and expenses, (ii) accumulated and unpaid dividends on any outstanding preferred units, (iii) the aggregate liquidation value of any outstanding preferred units and (iv) any dividends payable on the Common Units. The net asset value per Common Unit of the Fund will equal the net asset value of the Fund divided by the number of outstanding Common Units.

         The Board has approved procedures pursuant to which the Fund will value its investments in Sub-Funds at fair value. In accordance with these procedures, fair value as of each month-end ordinarily will be the value determined as of such month-end for each Sub-Fund in accordance with the Sub-Fund's valuation policies and reported to the Fund at the time of the Fund's valuation. As a general matter, the fair value of the Fund's interest in a Sub-Fund will represent the amount that the Fund could reasonably expect to receive from a Sub-Fund if the Fund's interest were redeemed at the time of valuation, based on information reasonably available at the time the valuation is made and that the Fund believes to be reliable. Although the Fund will only invest in Sub-Funds that contractually agree to provide monthly valuation reports, in the event that a Sub-Fund does not report a month-end value to the Fund on a timely basis, the Fund would determine the fair value of such Sub-Fund based on the most recent value reported by the Sub-Fund, as well as any other relevant information available at the time the Fund values its portfolio. Using the nomenclature of the hedge fund industry, any values reported as "estimated" or "final" values will reasonably reflect market values of securities for which market quotations are available or fair value as of the Fund's valuation date.

         Prior to investing in any Sub-Fund, the Investment Manager will conduct a due diligence review of the valuation methodology utilized by the Sub-Fund, which will utilize market values when available and otherwise utilize principles of fair value that the Investment Manager reasonably believes to be consistent with those used by the Fund in valuing its own investments.

         The procedures approved by the Board provide that the Investment Manager or the Board will review the valuations provided by the Sub-Funds. The Investment Manager will not be able to directly confirm independently the accuracy of the monthly valuations provided by each Sub-Fund (which are unaudited, except for year-end valuations). However, the Fund will contract with an independent third party to receive monthly schedules of portfolio securities from each Sub-Fund. The independent third party will seek to value the positions shown on the schedules using pricing service data and other information. The Fund will use this information to assess the valuation of its investments.

         The Fund's valuation procedures require the Investment Manager to consider all relevant information available at the time the Fund values its portfolio. The Investment Manager will consider such information, and may conclude in certain circumstances that the information provided by the Sub-Fund does not represent the fair value of the Fund's interest in the Sub-Fund. Although redemptions of interest in Sub-Funds are subject to advance notice requirements, Sub-Funds will typically make available net asset value information to holders that represents the price at which, even in the absence of redemption activity, the Sub-Fund would have effected a redemption if any such requests had been timely made or if, in accordance with the terms of the Sub-Fund's governing documents, it would be necessary to effect a mandatory redemption. Following procedures adopted by the Board, in the absence of specific transaction activity in interests in a particular Sub-Fund, the Board would consider whether it was appropriate, in light of all relevant circumstances, to value its interest at its net asset value as reported at the time of valuation or whether to adjust such value to reflect a premium or discount to net asset value. In accordance with generally accepted accounting principles and industry practice, the Fund may not always apply a discount in cases where there is no contemporaneous redemption activity in a particular Sub-Fund. In other cases, as when a Sub-Fund imposes extraordinary restrictions on redemptions, or when there has been no recent transactions in Sub-Fund interests, the Fund may determine that it is appropriate to apply a discount to the net asset value of the Sub-Fund. Any such decision would be made in good faith and subject to the review and supervision of the Board.

         Any valuations provided by the Sub-Funds upon which the Fund will calculate its month-end net asset value and net asset value per Common Unit may be subject to later adjustment based on valuation information reasonably available at that time. For example, year-end net asset value calculations of the Sub-Funds are audited by Sub-Funds' independent auditors and may be revised as a result of such audits. Such adjustments or revisions, whether increasing or decreasing the net asset value of the Fund at the time they occur, because they relate to information available only at the time of the adjustment or revision, will not affect the amount paid by new Unitholders who have purchased, or the amount received by Unitholders who have sold, Common Units prior to such adjustments, as such purchases will have been made on the open market at the then-current market price. Such Unitholders may have purchased or sold Common Units at a higher or lower price than they are subsequently valued as a result of any adjustments to net asset value.

         The valuation procedures approved by the Board provide that, where deemed appropriate by the Investment Manager and consistent with the 1940 Act, investments in Sub-Funds may be valued at cost. Generally, valuation at cost is appropriate only at the time of initial purchase. Cost would only be used when cost is determined to best approximate the fair value of the particular security under consideration. For example, cost may not be appropriate when the Fund is aware of sales of similar securities to third parties at materially different prices or in other circumstances where cost may not approximate fair value (which could include situations where there are no sales to third parties). In such a situation, the Fund's investment will be revalued in a manner that the Investment Manager, in accordance with the valuation procedures approved by the Board, determines in good faith best reflects approximate market value. The Board will be responsible for ensuring that the valuation policies utilized by the Investment Manager are fair to the Fund and consistent with applicable regulatory guidelines.

         Expenses of the Fund, including the Investment Manager's investment management fee and the costs of any borrowings, are accrued on a monthly basis on the day net asset value is calculated and are taken into account for the purpose of determining net asset value.

         Prospective investors should be aware that situations involving uncertainties as to a Sub-Fund's value could have an adverse effect on the Fund's net assets if the judgments of the Board, the Investment Manager, or the Advisers of the Sub-Funds should prove incorrect. Also, the Advisers of the Sub-Funds are expected to provide determinations of the net asset value of Sub-Funds on a monthly basis, and it is unlikely that the Fund will be able to determine the net asset value of the Fund more frequently.

         Although generally the Fund's securities will not have readily available market quotations, in the event that the Fund does hold securities for which market quotations are readily available, such securities will be valued at market value, which is currently determined using the last reported sale price or, if no sales are reported (in the case of some securities traded over-the-counter), the last reported bid price.

         Limited Liquidity of the Common Units. The Common Units are not freely transferable and Common Unitholders' rights to redeem their Common Units are subject to certain restrictions. There will be no market for the Common Units. The Common Units thus should be regarded as a long-term investment.

         No Participation of Unitholders. Except for certain voting rights, Unitholders will have no right or power to participate in the management or control of the business of either the Fund or the Sub-Funds and thus must depend solely on the ability of the Investment Manager, the Board, and the Advisers with respect to making investments. In addition, Common Unitholders will not have an opportunity to evaluate the specific investments made by the Sub-Funds or the terms of any investment made by the Sub-Funds.

         Management of the Fund. The members of the Board and employees of the Investment Manager will work on projects for the Investment Manager and The Northern Trust Company and their affiliates and respective clients that do not relate to the Fund. Additionally, the Independent Trustees may devote their time to other projects unrelated to the Fund. Conflicts of interest may arise in allocating opportunities, management time, services or functions among the respective officers and employees of the Investment Manager. The members of the Board, employees of the Investment Manager and their affiliates are not obligated to devote any particular portion of time to the affairs of the Fund.

         Multiple Layers of Expense. The Fund and the Sub-Funds each have expenses and management costs that will be borne, directly or indirectly, by the Fund.

         Bank Regulatory Risks. The Investment Manager is a subsidiary of The Northern Trust Corporation, a bank holding company that is regulated by the Fed as a financial holding company under the BHCA. The Northern Trust Corporation and the Investment Manager are of the view that the activities that the Investment Manager and its affiliates will conduct for the Fund, as described in this Memorandum, are permissible investment fund organization and sponsorship, investment and merchant banking, advisory and private placement activities under the BHCA and the Fed's Regulation Y thereunder. Certain restrictions, however, may be imposed on the Fund's ability to hold certain types of investments for a period of more than 10 years, or 15 years depending on the type of investment, under the BHCA and the Fed's Regulation Y. Moreover, if the Fed were to conclude by regulation, interpretation or other regulatory action that (a) the activities to be conducted by the Investment Manager or its affiliates in connection with the Fund as described herein were not permissible for subsidiaries of bank or financial holding companies under the BHCA or Regulation Y, or (b) the assets and liabilities of the Fund should be consolidated with those of The Northern Trust Corporation or one of its subsidiaries for regulatory reporting purposes, the Investment Manager might cease acting as such to the Fund or the Northern Trust Corporation might reduce its holdings in the Fund. See, "Large Investor Risks." In the former case, the Fund would have to select a successor investment manager. Further, while the Investment Manager believes that its activities, and those of its affiliates, as described herein, may be conducted without prior notice to and approval by the Fed (except as otherwise noted), if the Fed were to determine that such activities require its prior approval, the Investment Manager or affected affiliate might have to restrict its activities on behalf of the Fund pending the receipt of such approval, or cease such activities if the required approval was not forthcoming.

                  (b) Not applicable.

                  8.4      Other Policies

Determination of Net Asset Value

         The NAV of the Fund is equal to the estimated value of its total assets, minus the estimated sum of its total liabilities, as of the pertinent valuation date. The NAV of the Fund will be calculated as of the close of business on the last Business Day of each month, in connection with the issuance of Common Units by the Fund, as of each distribution declaration date (after giving effect to the relevant declaration), as of the date on which the Fund terminates, and on such other dates as determined by the Investment Manager or a majority of the Board of Trustees in accordance with the valuation policies and guidelines approved from time to time by the Board of Trustees (each, a "Valuation Date").

         Due to the fact that the Fund may invest directly in the Sub-Funds or indirectly through intermediary entities, and because there will be no readily available market quotations for such securities, the valuation process for the Fund could, but under normal market conditions is not expected to, involve substantial complications. In determining the fair value of each Sub-Fund Investment on each Valuation Date, the Board or its delegates will take into account the estimated net asset value of such Sub-Fund Investment provided to the Fund by the Sub-Fund itself, as well as any other considerations that may, in its judgment, increase or decrease such estimated value. Although the Fund will conduct due diligence with respect to each Adviser and Sub-Fund in which the Fund invests, there are risks that such Sub-Funds and Advisers could have inadequate valuation procedures or could issue false reports or engage in other misconduct, all without the Fund's knowledge. Any such occur-rences could distort the Board's or its delegate's valuation of such Sub-Fund Investments and the NAV of the Fund.

                  8.5      Not Applicable.

                  8.6      Not Applicable.

ITEM 9.           MANAGEMENT

                  9.1      General.

                  (a) Board of Trustees. The Fund will be governed by the Board of Trustees, at least 75% of whom will be Independent Trustees. The Board will be charged with, among other things, overseeing the performance of all parties that provide services to the Fund, selecting the independent registered public accounting firm of the Fund and reviewing and approving all material service contracts, including any investment advisory arrangement and any other contracts required to be so approved under the 1940 Act.

                  As compensation for their services to the Fund, each Independent Trustee will receive an annual fee of $15,000, prorated for periods of service shorter than one year, as well as $2,500 for each in-person meeting which the Independent Trustee physically attends and $1,000 for each telephonic meeting (or in-person meeting which the Independent Trustee participates in by telephone) of the Board or a committee of the Fund. Also, the chair of the Fund's Audit Committee will be paid an additional annual fee of $10,000. The Fund will also pay each Independent Trustee for all reasonable out-of-pocket expenses incurred by such Independent Trustee in attending each meeting.

                  (b) Investment Advisor. Northern Trust Global Advisors, Inc. will serve as the investment manager to the Fund and to the Feeder Funds (the "Investment Manager"). The Investment Manager is a Delaware corporation and is registered with the SEC pursuant to the Advisers Act. The Investment Manager is a subsidiary of Northern Trust Corporation, a company that is regulated by the Board of Governors of the Federal Reserve System as a financial holding company under the U.S. Bank Holding Company Act of 1956, as amended. The Investment Manager may retain or delegate duties to affiliated sub-investment managers in accordance with the requirements of the 1940 Act. The Investment Manager is located at 300 Atlantic Street, Stamford, CT 06901.

                  The Investment Management Agreement between the Fund and the Investment Manager (the "Investment Management Agreement") may be terminated by Board action or by a vote of a majority of the holders of the Fund's Common Units and Preferred Units (collectively, the "Unitholders") on 60 days' prior written notice to the Investment Manager. The Investment Management Agreement may be terminated by the Investment Manager on 60 days' prior written notice to the Fund.

                  The Investment Manager receives a management fee from the Fund that is borne by each investor on a pro rata basis in proportion to its investment (the "Investment Management Fee"). See Item 9.1(f).

                  (c) Portfolio Management. Kenneth W. Stemme, CFA.

         Kenneth W. Stemme is the Director of Hedge Fund Investments and Senior Vice President of the Investment Manager. Prior to joining the Investment Manager, he co-managed the hedge fund of funds program at American Express Asset Management and previously served as Executive Director of Hedge Fund Consulting for CIBC Oppenheimer where he managed three hedge funds of funds. Prior to joining CIBC, Mr. Stemme was also employed by Harris Associates. He received his BA in Mathematics and Economics from Cornell University and a MBA degree with High Honors from DePaul University. He is also a Chartered Financial Analyst.

                  (d) Administrators. Northern Trust Investments, N.A. will serve as the Administrator (the "Administrator") for the Fund. The Administrator has retained PFPC Inc. and International Fund Services (N.A.), L.L.C. as sub-administrators and may, in its discretion, retain additional sub-administrator(s).

                  (e) Custodian. The Northern Trust Company, will serve as Custodian and Transfer Agent for the Fund, and in such capacity, maintains certain financial and accounting books and records pursuant to an agreement with the Fund.

                  (f) Expenses. The Fund will pay to the Investment Manager an Investment Management Fee of 1% per annum of the Fund's NAV payable quarterly in arrears calculated as of the last Business Day of each calendar quarter. Any new Common Unitholder that subscribes for Common Units at any time other than the first Business Day of a month will be assessed a prorated portion of the Investment Management Fee with respect to such subscription.

                  The Fund will also be responsible for the Advisory Fees. The Advisory Fees will vary, but they will typically consist of a management (asset-based) fee and an incentive fee. Management fees typically range between 1% and 2% of a Sub-Fund's NAV per year and incentive fees typically range between 10% and 25% of the Sub-Fund's net new profits. Generally speaking, however, incentive fees with respect to a specific Sub-Fund will be charged only on a "high water mark" basis, so that trading losses will be carried forward and will be recouped before an incentive fee can be earned. Because incentive fees will be based on each Sub-Fund's performance, the Fund itself may in effect pay incentive fees during periods when it is not profitable on an overall basis (for example, if the losses of the unprofitable Sub-Funds together with the Fund's expenses exceed the profits of the profitable Sub-Funds). As a result of the Fund's payment of Advisory Fees, investors in the Fund will be indirectly subject to the payment of such fees. In addition, the fees and expenses paid by investors in the Fund may be higher than those paid by most mutual fund investors.

                  The Administrator and any sub-administrator will receive administration fees not in excess of reasonable and customary fees for the services provided. The sum of the administration, sub-administration, custody and transfer agent fees will be 0.30%.

                  The Fund will be responsible for paying the fees of the Investment Manager, the Trustees, due diligence and negotiation expenses, fees and expenses of custodians, administrators, transfer and distribution agents, counsel, directors, insurance, filings and registrations, proxy expenses, communications to investors, interest, taxes, portfolio transaction expenses, indemnification, litigation and other extraordinary expenses and such other expenses as are approved by the Board as being reasonably related to the organization, offering, capitalization, operation or administration of the Fund. The sum of the operating expenses set forth above will be 0.50%.

                  Currently, there will be no sales charge or servicing fee, although the Fund reserves the right to impose such charge or fee in the future.

                  The Fund will also be responsible for paying the organization and operating expenses of the Feeder Funds. Such organization expenses include, but are not limited to, legal fees, trustee fees and accounting fees. Such operating expenses include, but are not limited to, custody fees and expenses, legal, tax and accounting fees and expenses, audit fees, Feeder Fund administrator fees, Feeder Fund trustee fees, consulting and recording fees and expenses, servicing fees and all extraordinary expenses, including, without limitation, litigation fees and expenses.

                  (g) Affiliated Brokerage. Not applicable.

                  9.2      Non-resident Managers.  Not applicable.

                  9.3 Control Persons. Northern Trust Alpha Strategies Fund, Q.P. owns 43% of the Fund, and 55.18% of Northern Trust Alpha Strategies Fund, Q.P. is owned by the Northern Trust Company Pension Trust. Northern Trust Alpha Strategies Fund owns 18% of the Fund. Northern Trust Corporation owns 34.27% of the Fund.

ITEM 10.          CAPITAL STOCK, LONG-TERM DEBT, AND OTHER
                  SECURITIES

                  10.1     Capital Stock

Common Units

         The Fund is authorized to issue an unlimited number of Common Units. The Common Units have no preference, preemptive, conversion, appraisal, exchange or redemption rights, and there are no sinking fund provisions applicable to the Common Units. Each holder of Common Units has one vote per Common Unit held by it on all matters subject to approval by the holders of the Common Units. Further, holders of Common Units have the right to elect Trustees, which shall be governed by plurality voting. When issued against payment therefor, the Common Units will be fully paid and nonassessable. No person has any liability for obligations of the Fund by reason of owning Common Units, although each person that subscribes for Common Units is liable for the full amount of such subscription in accordance with and subject to the terms of the related Subscription Agreement.

         The Declaration of Trust may be amended by the Board without a vote of holders of Common Units or Preferred Units in any manner that does not materially and adversely affect the contract rights of the Common Units or the Preferred Units, by the affirmative vote of not less than a majority of the Common Units and Preferred Units outstanding and entitled to vote in the case of any amendment that does adversely and materially affect the contract rights of the Common Units and the Preferred Units and by the affirmation vote of not less than a majority of the outstanding Common Units or Preferred Units voting as a separate class in the event of any amendment that adversely and materially affects the contract rights of one class but not the other or affects one class materially differently than the other class. The Fund may merge or consolidate with any other entity, or sell, lease or exchange all or substantially all of the Fund's assets upon the affirmative vote of not less than two-thirds of the holders of the Common Units and Preferred Units entitled to vote thereon.

         The Fund is perpetual subject to liquidation upon a vote of 75% of the Units eligible to be voted thereon or upon the occurrence of certain events set forth in the Declaration of Trust.

         The Common Units are junior to the Preferred Units and indebtedness and other liabilities of the Fund and prospective investors should review the terms of the Fund's debt and Preferred Units to understand fully the extent of subordination of the Common Units and the limitations on distributions, voting rights and other matters imposed by the terms of such other securities.

Preferred Units

         The Fund is authorized to issue an unlimited number of Units of Preferred Units, with each Preferred Unit having such liquidation preference and other terms authorized by the Board at the time of issuance in conformity with the 1940 Act. The Fund also believes that it is likely that the liquidation preference, voting rights and redemption provisions of the Preferred Units will be similar to those stated below.

         Under the 1940 Act, the Fund is not permitted to issue Preferred Units unless immediately after such issuance the value of the Fund's assets, less all liabilities and indebtedness of the Fund that are not senior securities (such as fees for services, due diligence expenses and accruals for amortization of organization and offering expense), is at least 200% of all indebtedness of the Fund representing senior securities plus the liquidation value of the outstanding Preferred Units (i.e., the liquidation value plus the Fund's debt may not exceed 50% of the Fund's assets less all liabilities and indebtedness of the Fund that are not senior securities). In addition, the Fund is not permitted to declare any cash dividend or other distribution on its Common Units or repurchase any Common Units unless, at the time of such declaration or repurchase, the value of the Fund's assets is at least 200% of the liquidation value of its outstanding Preferred Units plus its outstanding liabilities and indebtedness that are not senior securities after giving effect to such declaration or repurchase. If Preferred Units are issued, the Fund intends, to the extent possible, to purchase or redeem Preferred Units from time to time to the extent necessary in order to maintain coverage of any Preferred Units of at least 200%.

         In order to meet redemption requirements, the Fund may have to liquidate portfolio securities. Such liquidations and redemptions, or reductions in indebtedness, would cause the Fund to incur related transaction costs and could result in capital losses to the Fund.

         If the Fund has Preferred Units outstanding, two of the Trustees will be elected by the holders of Preferred Units voting separately as a class. The remaining Trustees will be elected by holders of Common Units and Preferred Units voting together as a single class. In the event that the Fund fails to pay dividends on Preferred Units for two years, holders of Preferred Units would be entitled to elect a majority of the Trustees, subject to any right of the holders of the Fund's indebtedness to do so if asset coverage of such debt has been less than 100% for at least twelve consecutive calendar months.

         Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Fund, the holders of Preferred Units will be entitled to receive a preferential liquidating distribution, which is expected to equal the original purchase price per Preferred Unit plus accumulated and unpaid dividends, whether or not declared, before any distribution of assets is made to holders of Common Units. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Preferred Units will not be entitled to any further participation in any distribution of assets by the Fund.

         Voting Rights. The 1940 Act requires that the holders of any Preferred Units, voting separately as a single class, have the right to elect at least two Trustees at all times. The remaining Trustees will be elected by holders of Common Units and Preferred Units, voting together as a single class, subject to any right of the holders of the Fund's indebtedness to do so if the asset coverage of such debt has been less than 100% for at least twelve consecutive months. In addition, subject to the prior rights, if any, of the Fund's debtholders, the holders of any Preferred Units would have the right to elect a majority of the Trustees at any time two years' dividends on any Preferred Units are unpaid. The 1940 Act also requires that, in addition to any approval by Unitholders that might otherwise be required, the approval of the holders of a majority of any outstanding Preferred Units, voting separately as a class, would be required to (1) adopt any plan of reorganization that would adversely affect the Preferred Units, and (2) take any action requiring a vote of security holders under Section 13(a) of the 1940 Act, including, among other things, changes in the Fund's subclassification as a closed-end management investment company or changes in its fundamental investment restrictions. As a result of these voting rights, the Fund's ability to take any such actions may be impeded to the extent that there are any Preferred Units outstanding. The Board presently intends that, except as otherwise indicated in this Memorandum and except as otherwise required by applicable law, holders of Preferred Units will have equal voting rights with holders of Common Units (one vote per Unit, unless otherwise required by the 1940 Act) and will vote together with holders of Common Units as a single class.

         The affirmative vote of the holders of a majority of the outstanding Preferred Units, voting as a separate class, will be required to amend, alter or repeal any of the preferences, rights or powers of holders of Preferred Units so as to affect materially and adversely such preferences, rights or powers, or to increase or decrease the authorized number of Preferred Units. The class vote of holders of Preferred Units described above will in each case be in addition to any other vote required to authorize the action in question.

         Distributions, Redemption and Purchase. The holders of Preferred Units will be entitled to receive periodic distributions at a specified rate or formula or varying rates established by auction or remarketing mechanisms when, as and if declared by the Board. No distribution may be declared on Preferred Units if, after giving effect to such declaration, the total assets of the Fund after deducting liabilities and indebtedness that do not constitute senior securities would be less than 200% of the amount of indebtedness constituting senior securities and that no Preferred Units may be redeemed or repurchased if, after giving effect to such repurchase, such asset coverage would be less than 300%. The terms of the Preferred Units are expected to provide that (1) they are redeemable by the Fund in whole or in part at the original purchase price per Unit plus accumulated and unpaid dividends per Unit, (2) the Fund may tender for or purchase Preferred Units and (3) the Fund may subsequently reissue any Units so tendered for or purchased. Any redemption or purchase of Preferred Units by the Fund will reduce the leverage applicable to the Common Units, while any reissuance of Units by the Fund will increase that leverage.

         The discussion above describes the possible offering of Preferred Units by the Fund. If the Board determines to proceed with such an offering, the terms of the Preferred Units may be the same as, or different from, the terms described above, subject to applicable law and the Operating Agreement. The Board, without the approval of the holders of Common Units, may authorize an offering of

Preferred Units or may determine not to authorize such an offering, and may fix the terms of the Preferred Units to be offered.

                  10.2    Long-Term Debt.  None.

                  10.3    General.  None.

                  10.4 Taxes. The Fund expects to be treated as a partnership and not as an association taxable as a corporation or "publicly traded partnership" for U.S. federal income tax purposes. A limited partnership (such as the Fund) that has registered under the 1940 Act would be treated as a corporation for federal income tax purposes if it were to become a publicly traded partnership. A publicly traded partnership is a partnership the interests of which are either traded on an established securities market or readily tradable on a secondary market (or the substantial equivalent thereof). The Declaration of Trust imposes significant restrictions on transfers of Units in order to address this point.

         If the Fund or the Sub-Funds expected to be treated as partnerships were treated as a corporation for U.S. federal income tax purposes, material adverse consequences for the Common Unitholders would result.

         The following discussion assumes that the Fund will continue to be treated as a partnership for U.S. federal income tax purposes.

         Taxation of Common Unitholders. By reason of its treatment as a partnership for U.S. federal income tax purposes, the Fund will not itself be subject to U.S. federal income tax. Rather, each Common Unitholder in computing its U.S. federal income tax will include his, her or its allocable share of Fund items of income, gain, loss, deduction and expense for the taxable year of the Fund ending within or with the taxable year of the Common Unitholder. It is possible that a Common Unitholder's U.S. federal income tax liability with respect to his, her or its allocable share of the Fund earnings in a particular taxable year could exceed the cash distributions to the Common Unitholder for the year, thus giving rise to an out-of-pocket payment by the Common Unitholder.

         For U.S. federal income tax purposes, a Common Unitholder's allocable share of Fund tax items will be determined by the provisions of the Declaration of Trust if such allocations have or are deemed to have substantial economic effect or are determined to be in accordance with the Common Unitholders' interests in the Fund. If, however, the IRS successfully challenged the Fund's allocations of income, gain, loss, deduction and expense, the redetermination of the allocations to a particular Common Unitholder for U.S. federal income tax purposes may be less favorable than the allocations set forth in the Declaration of Trust.

         Nature of the Funds' Investments. Certain of the Funds' investments are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (ii) convert lower taxed long-term capital gain or "qualified dividend income" into higher taxed short-term capital gain or ordinary income, (iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (iv) cause the Fund to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the timing as to when a purchase or sale of stock or securities is deemed to occur and (vi) adversely alter the characterization of certain complex financial transactions.

         Tax Basis Rules. Fund distributions generally will not be taxable to a Common Unitholder to the extent of such Common Unitholder's adjusted tax basis in his, her or its Common Units. In addition, a Common Unitholder is allowed to deduct his, her or its allocable share of Fund losses (if any) only to the extent of such Common Unitholder's adjusted tax basis in his, her or its Common Units at the end of the taxable year in which the losses occur. A Common Unitholder's adjusted tax basis is equal to the Common Unitholder's aggregate capital contributions to the Fund as adjusted by certain items. Basis is generally increased by the Common Unitholder's allocable share of Fund profits (and items of income and gain) and Fund nonrecourse borrowings (as defined for U.S. federal income tax purposes), if any. Basis is generally decreased by the Common Unitholder's allocable share of Fund losses (and items of loss, deduction and expense), the amount of cash distributed by the Fund to the Common Unitholder, the Fund's tax basis of property (other than cash) distributed by the Fund to the Common Unitholder and any reduction in the Common Unitholder's allocable share of Fund nonrecourse borrowings (as defined for U.S. federal income tax purposes), if any.

         To the extent that a Common Unitholder's allocable share of Fund losses are not allowed because the Common Unitholder has insufficient adjusted tax basis in its Common Units, such disallowed losses may be carried over by the Common Unitholder to subsequent taxable years and will be allowed if and to the extent of the Common Unitholder's adjusted tax basis in subsequent years.

         At Risk Rules. Individuals and certain closely held C corporations are allowed to deduct their allocable share of Fund losses (if any) only to the extent of each such Common Unitholder's "at risk" amount in the Fund at the end of the taxable year in which the losses occur. A Common Unitholder's at risk amount generally is equal to the Common Unitholder's aggregate capital contributions to the Fund. To the extent that a Common Unitholder's allocable share of Fund losses is not allowed because the Common Unitholder has an insufficient amount at risk in the Fund, such disallowed losses may be carried over by the Common Unitholder to subsequent taxable years and will be allowed if and to the extent of the Common Unitholder's at risk amount in subsequent years.

         Passive Activity Loss Rules. The Fund's investment activities generally will not constitute a passive activity for purposes of the passive activity loss rules. Therefore, a Common Unitholder that is subject to these rules will not be allowed to offset his, her or its allocable share of Fund items of income or gain with the Common Unitholder's passive activity losses (as defined for U.S. federal income tax purposes) from other sources.

         Investment Interest Limitation. Individuals and other noncorporate taxpayers are allowed to deduct interest paid or accrued by the Fund on its indebtedness (so-called "investment interest") only to the extent of each such Common Unitholder's net investment income for the taxable year. A Common Unitholder's net investment income generally is the excess, if any, of the Common Unitholder's investment income from all sources (which is gross income from property held for investment) over investment expenses from all sources (which are deductions allowed that are directly connected with the production of investment income). Investment income excludes net capital gain attributable to the disposition of property held for investment (and thus would not include any Fund gains on the sale of its investments), as well as "qualified dividend income," unless the Common Unitholder elects to pay tax on such gain or income at ordinary income rates.

         To the extent that a Common Unitholder's allocable share of Fund investment interest is not allowed as a deduction because the Common Unitholder has insufficient net investment income, such disallowed investment interest may be carried over by the Common Unitholder to subsequent taxable years and will be allowed if and to the extent of the Common Unitholder's net investment income in subsequent years. If a Common Unitholder borrows to finance the purchase of Common Units, any interest paid or accrued on the borrowing will be investment interest that is subject to these limitations. Since the amount of a Common Unitholder's allocable share of Fund investment interest that is subject to this limitation will depend on the Common Unitholder's aggregate investment interest and net investment income from all sources for any taxable year, the extent, if any, to which Fund investment interest will be disallowed under this rule will depend on each Common Unitholder's particular circumstances each year.

         Other Limitations on Deductions and Special Code Provisions. An individual, estate or trust may deduct so-called "miscellaneous itemized deductions," which include fees and other expenses of the Fund, only to the extent that such deductions exceed 2% of the adjusted gross income of the taxpayer. The amount of a Common Unitholder's allocable share of such expenses that is subject to this disallowance rule will depend on the Common Unitholder's aggregate miscellaneous itemized deductions from all sources and adjusted gross income for any taxable year. Thus, the extent, if any, to which such fees and expenses will be subject to disallowance will depend on each Common Unitholder's particular circumstances each year. Other limitations are also imposed on itemized deductions of high-income individuals.

         Organizational expenses of the Fund are not currently deductible. Organizational expenses incurred before October 22, 2004 may, at the election of the Fund, be amortized ratably over a period of not less than 60 months. Organizational expenses of the Fund incurred on or after October 22, 2004 must be amortized ratably over 15 years. Syndication expenses of the Fund (i.e., expenditures made in connection with the marketing and issuance of Common Units, including placement fees) are neither deductible nor amortizable.

         Phantom Income from Fund Investments in Non-U.S. Corporations. Sub-Funds may be, or invest in, non-U.S. corporations that could be classified as passive foreign investment companies ("PFICs") and/or controlled foreign corporations ("CFCs") (each as defined for U.S. federal income tax purposes). For U.S. federal income tax purposes, these investments may, among other things, cause the Fund, and thus the Common Unitholders, to recognize taxable income without a corresponding receipt of cash, to incur an interest charge on taxable income that is deemed to have been deferred and/or to recognize ordinary income that would have otherwise been treated as capital gains.

         Non-U.S. Currency Gains or Losses. If the Sub-Funds make investments or obtain financing denominated in a currency other than the U.S. dollar, then the Sub-Funds may recognize gain or loss attributable to fluctuations in such currency relative to the U.S. dollar. The Sub-Funds may also recognize gain or loss on such fluctuations occurring between the time they obtain and dispose of non-U.S. currency, between the time they accrue and collect income denominated in a non-U.S. currency, or between the time they accrue and pay liabilities denominated in a non-U.S. currency. Such gains or losses generally will be treated as ordinary income or loss.

         Non-U.S. Taxes. Certain dividend, interest and other income received by the Fund from sources outside of the U.S. may be subject to withholding taxes imposed by other countries. The Fund may also be subject to capital gains taxes in certain other countries where it purchases and sells stocks and securities. Tax treaties between the United States and other countries may affect, reduce or eliminate such taxes. Common Unitholders will be required to include such taxes in their income and generally will be entitled to claim either a credit (subject, however, to various limitations on foreign tax credits) or a deduction (subject to the limitations generally applicable to deductions) for their share of such non-U.S. taxes in computing their U.S. federal income taxes.

         Limitation on Deductibility of Capital Losses. Capital losses are deductible only to the extent of capital gains (subject to an exception for individuals under which a limited amount of capital losses may be offset against ordinary income).

         Distributions; Sales of Common Units. Cash distributions by the Fund with respect to Common Units or in redemption of less than all of a Common Unitholder's Common Units generally will not be taxable to such Common Unitholder. Instead, such distributions will reduce, but not below zero, the adjusted tax basis in all of the Common Units held by such Common Unitholder immediately before the distribution. If such distributions by the Fund to a Common Unitholder exceed the Common Unitholder's adjusted tax basis in his, her or its Common Units, the excess will be taxable to it as though it were a gain from a sale or exchange of the Common Units. It is possible that partial redemptions made during the taxable year could result in taxable gain to a Common Unitholder where no gain would otherwise have resulted if the same partial redemption were made at the end of the taxable year. The Fund will be required to reduce the tax basis in its remaining property following certain distributions in complete liquidation of a Common Unitholder's Interest. This would occur when, subject to a de minimis exception, the departing Common Unitholder recognizes a loss upon the liquidation or takes property distributed in-kind with a tax basis that is in excess of its fair market immediately following the distribution. This reduction in the basis of the Fund's remaining property is intended to prevent certain duplications of losses.

         A Common Unitholder who sells his, her or its Common Units (including in redemption for cash of all of the Common Unitholder's Common Units) will recognize gain or loss measured by the difference between the amount realized on the sale and the Common Unitholder's adjusted tax basis in the Common Units sold (as described in "Tax Basis Rules" above). Such gain or loss generally will be long-term capital gain or loss if the Common Unitholder held the sold Common Units for more than one year. The amount realized will include the Common Unitholder's allocable share of Fund nonrecourse borrowings (as defined for U.S. federal income tax purposes), if any, as well as any proceeds from the sale.

         Qualified Dividends and Certain Capital Gains. The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the U.S. federal income tax rates on (a) capital gains received by individuals and (b) "qualified dividend income" received by individuals from certain domestic and foreign corporations. The reduced rates applicable to capital gains will also apply to capital gains recognized by Common Unitholders who sell Common Units that they have held for more than one year. The reduced rates, which do not apply to short-term capital gains, generally apply to long-term capital gains from sales or exchanges recognized on or after May 6, 2003 (and Fund allocations of such long-term gains, if any), and cease to apply for taxable years beginning after December 31, 2008.

         Alternative Minimum Tax. In certain circumstances, individuals, corporations and other taxpayers may be subject to an alternative minimum tax in addition to regular tax. A Common Unitholder's potential alternative minimum tax liability may be affected by reason of an investment in the Fund. The extent, if any, to which the alternative minimum tax applies will depend on each Common Unitholder's particular circumstances for each taxable year.

         Tax Elections. The Fund does not currently intend to make an election under Section 754 of the Code (which election would adjust the Fund's tax basis in its assets in connection with, among other things, a sale of Common Units). The Board of Trustees has sole and absolute discretion to make all tax elections for the Fund.

         10.5 Outstanding Securities.

                                                        Amount
                                                        Outstanding
                               Amount                   Exclusive of Amount
                Amount         Held  by Registrant or   Shown Under
Title of Class  Authorized     for its Account          Previous Column
--------------  -------------- -----------------------  ------------------------

Common Units    8,194,535      0 shares                 8,194,535



         10.6 Securities Ratings. None.


ITEM 11.          DEFAULTS AND ARREARS ON SENIOR SECURITIES

                  11.1     Not Applicable.

                  11.2     Not Applicable.

ITEM 12.          LEGAL PROCEEDINGS

         Not Applicable.

ITEM 13.          TABLE OF CONTENTS OF
                  STATEMENT OF ADDITIONAL INFORMATION

         Not Applicable.

PART B

ITEM 14.          COVER PAGE

         Not Applicable.

ITEM 15.          TABLE OF CONTENTS

         Not Applicable.

ITEM 16.          GENERAL INFORMATION AND HISTORY

         Not Applicable.

ITEM 17.          INVESTMENT OBJECTIVE AND POLICIES

                  Additional information regarding the Trust's permitted investment securities is set forth below. See Item 8 - General Description of the Registrant, for additional information.

         Certain trading styles and strategies that may be employed by the Advisers of the Sub-Funds are summarized below. The following list is not intended to be an exhaustive list, and the Investment Manager and the Advisers of the Sub-Funds retain full discretion with respect to the types of strategies employed.

                  Convertible Bond Arbitrage Strategies involve purchasing a portfolio of convertible securities, generally convertible bonds, and hedging a portion of the equity risk by selling short the underlying common stock.

                  Fixed Income Arbitrage Strategies seek to profit by exploiting pricing inefficiencies between related fixed income securities while neutralizing exposure to interest rate risk. The typical types of fixed income hedging trades include yield-curve arbitrage, corporate versus Treasury yield spreads, municipal bond versus Treasury yield spreads and cash versus future spreads.

                  Merger Arbitrage Strategies, sometimes called Risk
                  Arbitrage, involve investment in event-driven situations such as leveraged buy-outs, mergers and hostile takeovers. Normally, the stock of an acqui-sition target appreciates while the acquiring company's stock decreases in value. These strategies seek to generate returns by purchasing stock of the company being acquired, and in most instances, selling short the stock of the acquiring company.

                  Relative Value Arbitrage Strategies attempt to take advantage of relative pricing discrepancies between instruments including equities, debt, options, and futures. Mathematical, fundamental, or technical analysis may be used to determine mis-priced securities. Securities may be mis-priced relative to the underlying security, related securities, groups of securities, or the overall market.

                  Equity Hedging Strategies typically consist of a core holding of long equities hedged with short sales of stocks or stock index options.

                  Short Selling Strategies involves the sale of a security not owned by the seller, a technique used to take advantage of an anticipated price decline. To effect a short sale, the seller borrows securities from a third party in order to make delivery to the purchaser. The seller returns the borrowed securities to the lender by purchasing the securities in the open market. If the seller can buy that stock back at a lower price, a profit results. If the price rises, however, a loss results. A short seller must generally pledge other securities or cash with the lender in an amount equal to the market price of the borrowed securities. This deposit may be increased or decreased in response to changes in the market price of the borrowed securities.

                  Event-Driven Strategies are also referred to as "corporate life cycle" investing. This involves investing in opportunities created by significant transactional events, such as spin-offs, mergers and acquisitions, bankruptcy reorganizations, recapitalizations and Unit buybacks. The portfolio of some event-driven Advisers may shift in majority weighting between risk arbitrage and distressed securities, while others may take a broader scope. Instruments include long and short common and preferred stocks, as well as debt securities and options.

                  Mortgage-Backed Securities Arbitrage Strategies involve investment in mortgage-backed securities. Instruments include: government agency, government-sponsored enterprise, private-label fixed- or adjustable-rate mortgage pass-through securities, fixed- or adjustable-rate collateralized mortgage obligations ("CMOs"), real estate mortgage investment conduits ("REMICs") and stripped mortgage-backed securities ("SMBSs"). Funds may look to capitalize on security-specific mis-pricings. Hedging of prepayment risk and interest rate risk is common. Leverage may be used, as well as futures, short sales and options.

                  Statistical Arbitrage Strategies involve taking advantage of historical price relationships between securities. The price relationships are generally simulated with statistical or other mathematical models constructed using historical data. Positions are entered into when the models indicate that there is an opportunity to profit from anticipated price movements.

                  Global Macro Strategies specialize in taking positions that profit from global macroeconomic trends. The instruments often include currency and interest rate derivatives and are generally highly leveraged and very directional.

                  Distressed Strategies take long and short positions in securities of issuers experiencing fundamental difficulties. These difficulties are typically either with the development of their business plans or with the financing of their strategies. These strategies usually have a longer time horizon.

                  Emerging Markets Strategies take long and short positions in all types of securities in order to take advantage of inefficiencies that arise in emerging economies and developing securities markets. These strategies often require specialized knowledge of local markets and the managers often use their networks of contacts to gain an information advantage.

                  Commodity Trading Strategies involves the buying and selling of futures and/or futures options in global interest rates, currencies, stock indices, commodities and other instruments to profit from trends and other non-random market movements.

                  Non-US Equity Hedging Strategies typically consist of a core holding of non-US long equities hedged with short sales of stocks or stock index options.

                  Sector Specific Equity Hedging Strategies typically consist of a core holding of long equities hedged with short sales of stocks or stock index options in a particular economic sector.

                  Volatility Arbitrage Strategies involves selling short term domestic and/or global exchange traded call and put options to profit from option premium decay and volatility mean-reverting tendencies.





ITEM 18.          MANAGEMENT

                  18.1 The following individuals are the officers and Trustees of the Trust. A brief statement of their present positions and principal occupations during the past five years is also provided.


                                  INTERESTED TRUSTEES AND OFFICERS


                                   Term of                                                             Number
                                   Office**                                                            of Portfolios
                                   and                                                                 in Fund       Other
                     Position(s)   Length of                                                           Complex       Directorships
Name, Age and        Held With     Time      Principal Occupation(s)                                   Overseen by   Held by
Business Address     Registrant    Served    During Past 5 Years                                       Director      Director
-------------------- ------------  --------- --------------------------------------------------------- ------------- --------------
INTERESTED TRUSTEE*
William T. Huffman   Trustee       Since     President and Chief Executive Officer of Northern Trust   1             Director of
                                   2004      Global Advisors, Inc. since September 2002 and Senior                   Northern Trust
300 Atlantic Street                          Vice President of The Northern Trust Company since                      Global
Suite 400                                    January 2003; Executive Vice President and Chief                        Advisors, Inc.
Stamford, CT 06901                           Operating Officer of Northern Trust Global Advisors, Inc.
                                             February 2001 to August 2002; Vice President and
Age:  36                                     Director of Quantitative Product Management of The
                                             Northern Trust Company March 2001 to February 2001;
                                             Vice President, Audit Services of The Northern Trust
                                             Company prior thereto.



                                   Term of                                                             Number
                                   Office**                                                            of Portfolios
                                   and                                                                 in Fund       Other
                     Position(s)   Length of                                                           Complex       Directorships
Name, Age and        Held With     Time      Principal Occupation(s)                                   Overseen by   Held by
Business Address     Registrant    Served    During Past 5 Years                                       Director      Director
-------------------- ------------  --------- --------------------------------------------------------- ------------- --------------
OFFICERS
Joseph W. McInerney   President     Since    Chief Operating Officer of Northern Trust Global
50 South La Salle St.               2004     Advisors, Inc. since April 1, 2005. Vice President and
Chicago, IL 60675                            Senior Product Manager of Alternative Investments at
                                             The Northern Trust Company since 2001;  Second Vice
Age:  38                                     President, Audit Services at The Northern Trust Company
                                             prior thereto.

Brian Ovaert          Assistant     Since    Senior Vice President and Department Head at The
50 South La Salle St. Treasurer     2004     Northern Trust Company overseeing Fund Accounting,
Chicago, IL 60675                            Transfer Agent and Fund Administration functions at The
                                             Northern Trust Company; Division Manager of Fund
Age:  43                                     Accounting at the Northern Trust Company, 1992-1998;
                                             Audit Manager at Arthur Andersen LLP (an accounting
                                             firm) prior thereto.

Stuart Schuldt        Treasurer     Since    Senior Vice President, Fund Administration and Fund
50 South La Salle St.               2004     Accounting at The Northern Trust Company; Vice
Chicago, IL 60675                            President, Fund Accounting, Scudder Kemper (a mutual
                                             fund company), from 1993 to 1998; Audit Manager,
Age:  43                                     Arthur Andersen & Co., (an accounting firm) prior
                                             thereto.


                                   Term of                                                             Number
                                   Office**                                                            of Portfolios
                                   and                                                                 in Fund       Other
                     Position(s)   Length of                                                           Complex       Directorships
Name, Age and        Held With     Time      Principal Occupation(s)                                   Overseen by   Held by
Business Address     Registrant    Served    During Past 5 Years                                       Director      Director
-------------------- ------------  --------- --------------------------------------------------------- ------------- --------------


Craig R. Carberry     Secretary     Since    Senior Attorney at The Northern Trust Company since
50 South La Salle St.               2004     May 2000; Counsel at ABN AMRO North America, Inc.
Chicago, IL 60675                            from September 1999 to May 2000; Head of Legal &
                                             Global Compliance, Global Asset Management
Age:  45                                     Directorate, ABN AMRO Bank, N.V. prior thereto.

Lori V. Russell       Assistant     Since    Associate Counsel at PFPC Inc. since 2002; Associate
4400 Computer Drive   Secretary     2004     Counsel at Investors Bank & Trust Company, a financial
Westborough, MA 01581                        service provider from 2001 to 2002; Manager in the
                                             Regulatory Administration Department of PFPC Inc. from
Age:  34                                     2000 to 2001 and Senior Regulatory Administrator
                                             from1998 to 2000.

Laura A. Pace         Chief         Since    Senior Vice President and Chief Compliance Officer at
300 Atlantic St.      Compliance    2004     Northern Trust Global Advisors, Inc.; Vice President and
Suite 400             Officer                Senior Compliance Officer at SBT Investments, Inc. from
Stamford, CT 06901                           December 2001 to January 2003;  Manager of Legal and
                                             Compliance, Managers Funds, from December 1997 to
Age:  34                                     December 2001.


*  Trustees who are directors, officers or employees of the Advisor.
** Trustees serve indefinite terms until their successors are chosen. Officers hold office at the pleasure of the Board of Trustees until their successors are duly elected and qualified, or until they die, resign, are removed or become disqualified.

                                                        INDEPENDENT TRUSTEES

                                   Term of                                                    Number
                                   Office**                                                   of Portfolios
                                   and                                                        in Fund       Other
                     Position(s)   Length of                                                  Complex       Directorships
Name, Age and        Held With     Time      Principal Occupation(s)                          Overseen by   Held by
Business Address     Registrant    Served    During Past 5 Years                              Director      Director
-------------------- ------------  --------- ------------------------------------------------ ------------- --------------
Theodore A. Olson    Trustee and   Since     Corporate Vice President and Controller of       1             Board of
                     Member of     2004      Abbott Laboratories from 1988 to 1999;                         Directors and
                     Audit                   Retired since 1999                                             Member of
                     Committee                                                                              Finance
                     and Qualified                                                                          Committee of
                     Legal                                                                                  Clara Abbott
                     Compliance                                                                             Foundation
                     Committee                                                                              from 2002 to
                                                                                                            present

Marc L. Hecht        Trustee and   Since     Special Counsel to the law firm of Katten        1
                     Member of     2004      Muchin Zavis Rosenman from 2003-2004;
                     Audit                   First Vice President and Senior Counsel,
                     Committee               Bank One NA, from 1998 to 2003
                     and Qualified
                     Legal
                     Compliance
                     Committee

* Trustees serve indefinite terms until their successors are chosen.

                  Each Trustee (other than any Trustee who is an "affiliated person" of the Trust or the Advisor) shall receive the following amounts for serving as a Trustee: (i) $15,000 per year, (ii) $2,500 per physical meeting, and (iii) $1,000 per telephonic meeting, subject to a cap of $40,000 per year in total. Also, the chair of the Fund's Audit Committee will be paid an additional annual fee of $10,000. The Fund will also pay each Independent Trustee for all reasonable out-of-pocket expenses incurred by such Independent Trustee in attending each meeting.

                  18.2     See Item 18.1.

                  18.3     Not Applicable

                  18.4     Not Applicable

                  18.5 The Trust has established an Audit Committee, comprised of the following independent Trustees: Theodore Olson and Marc Hecht. The Audit Committee oversees the Trust's financial reporting process and the internal controls which protect the integrity of the reporting process. The Audit Committee has met on April 21, 2004, September 29, 2004, May 26, 2005 and August 4, 2005.

                  18.6     Not Applicable.

                  18.7     Not Applicable.

                  18.8     Not Applicable.

                  18.9     Not Applicable.

                  18.10    Not Applicable.

                  18.11    Not Applicable.

                  18.12    Not Applicable.

                  18.13 The Board of Trustees of the Fund approved the Investment Management Agreement with the Investment Manager on April 21, 2004 after reviewing performance data and personnel data regarding the Investment Manager and after considering the Fund's investment objectives and policies in light of such data, including the expected expenses of the Fund. Such consideration by the Board of Trustees also included a review by the Board of Trustees of the Investment Management Agreement (including the fees to be paid to the Investment Manager under such agreement), a comparison of the fee to be charged to the Fund by the Investment Manager to fees charged by other investment advisors to funds with comparable investment objectives (including the fee charged by the Investment Manager to other funds it manages) and a memorandum prepared by counsel to the Fund outlining the statutory requirements and standard of liability for approval of investment advisory contracts under the 1940 Act. The Board of Trustees concluded that the fee to be charged to the Fund by the Investment Manager under the

 Investment Management Agreement was
acceptable and in the best interests of the Fund and its Unitholders.

                  18.14    Not Applicable.

                  18.15 The Fund and the Investment Manager have each adopted a Code of Ethics (the "Code of Ethics") in accordance with Rule 17j-1 of the 1940 Act. Persons subject to the Code of Ethics are permitted to purchase securities, but such persons are not permitted to purchase or sell, directly or indirectly, any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to such person's actual knowledge at the time of such purchase or sale is being considered for purchase or sale or being purchased or sold by the Fund. Persons subject to the Code of Ethics may not purchase or sell securities unless cleared to do so by the Compliance Officer of the Fund or the Investment Manager, as appropriate.

                  The Code of Ethics can be reviewed and copied at the SEC's Public Reference Room in Washington, D.C. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-942-8090.

The Code of Ethics is also available on the EDGAR Database on the SEC's Internet site at http://www.sec.gov. Copies of the Code of Ethics may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the SEC's Public Reference Section, Washington, D.C. 20549-0102.

ITEM 19.          CONTROL PERSONS AND
                  PRINCIPAL HOLDERS OF SECURITIES

                  19.1 The Common Units have voting rights. Northern Trust Alpha Strategies Fund, Q.P. located at c/o Caledonian Bank & Trust Limited, Caledonian House, 69 Doctor Roy's Drive, P.O. Box 1043, George Town, Grand Cayman, Cayman Islands, owns 43% of the Common Units. The Northern Trust Company Pension Trust, located at 50 South La Salle Street, Chicago, IL 60675, owns 55.18% of Northern Trust Alpha Strategies Fund, Q.P. Northern Trust Alpha Strategies Fund, located at c/o Caledonian Bank & Trust Limited, Caledonian House, 69 Doctor Roy's Drive, P.O. Box 1043, George Town, Grand Cayman, Cayman Islands, owns 18% of the Common Units. Northern Trust Alpha Strategies Fund and Northern Trust Alpha Strategies Fund, Q.P. are both series of NT Alpha Strategies Master Series Trust and invest all of their assets in the Fund. Northern Trust Corporation, located at 50 South La Salle Street, Chicago, IL 60675, owns 34.27% of the Common Units.

                  19.2     See Item 19.1

                  19.3     None

ITEM 20.          INVESTMENT ADVISORY AND OTHER SERVICES

                  20.1-6   See Item 9 - Management and Item 20.8, below.

                  20.7 Deloitte & Touche LLP, 111 South Wacker, Chicago, IL 60606, has been retained as the Fund's independent registered public accounting firm. Deloitte & Touche LLP audits the Fund.

                  20.8 The Northern Trust Company, an Illinois state chartered banking organization and member of the Federal Reserve System and direct subsidiary of Northern Trust Corporation, with a place of business at 50 South La Salle Street, Chicago, Illinois 60675, will serve as custodian and transfer agent for the Fund, and in such capacity, maintains certain financial and accounting books and records pursuant to agreements with the Fund. The Northern Trust Company will be paid a flat fee of $500 per Sub-Fund for its custodian services and a fee of 0.01% for its transfer agent services.

ITEM 21.          PORTFOLIO MANAGERS

                  21.1     Other Accounts Managed

                  As of December 31, 2004, Kenneth W. Stemme managed the following client accounts:


                                                                     Number of               Assets
                                  Number                          Accounts Subject        Subject to a
                                    of           Assets of        to a Performance        Performance
Type of Account                  Accounts        Accounts               Fee                   Fee
----------------------------- --------------- ---------------  ----------------------  ------------------
Registered Investment                1             $86m                 0                     0
Companies
----------------------------- --------------- ---------------  ----------------------  ------------------

                                                      Number of      Assets
                         Number                  Accounts Subject  Subject to a
                           of         Assets of  to a Performance  Performance
Type of Account         Accounts      Accounts         Fee             Fee
----------------------- ---------- ------------  ----------------  -------------

Pooled Investment           5           $922m           0               0
Vehicles Other Than
Registered Investment
Companies
----------------------- ---------- ------------  ----------------  -------------
Other Accounts              0             0             0               0
----------------------- ---------- ------------  ----------------  -------------


                  The Investment Manager has implemented various policies and procedures to address potential conflicts of interest including the selection and allocation of investment opportunities in underlying Sub-Funds, execution of Fund transactions and personal trading by employees. The Investment Manager, its affiliates, and any officer, director, or employee may have an interest in a Sub-Fund whose purchase and sale the Investment Manager may recommend to the Fund. The Investment Manager discloses its policies and procedures in its Form ADV. Numerous potential risks and conflicts are also disclosed in the Fund's confidential private offering memorandum.

                  There may be situations where the Investment Manager may decide that a particular investment in a Sub-Fund is appropriate for more than one of its clients' accounts and there are a limited number of slots available in the Sub-Fund. Under such circumstances, the Investment Manager will seek to allocate the opportunity among those client accounts on an equitable basis but shall not be required to assure equality of treatment among all of its client accounts. A portfolio manager also may manage client accounts whose investment strategies may at times be opposed to the strategy utilized for the Fund.

                  21.2     Portfolio Manager Compensation

                  The Investment Manager seeks to compensate its portfolio managers on a competitive basis recognizing that they are a key resource. Compensation may include a variety of components and may vary from year to year based on a number of factors. The principal components of compensation include a base salary, a discretionary bonus, various retirement benefits and one or more of the incentive compensation programs established by the Investment Manager or Northern Trust Corporation, the Investment Manager's parent that owns 100% of the Investment Manager's common stock.

                  Base compensation. Generally, portfolio managers receive base compensation based on their seniority and/or their position with the Investment Manager, which may include the amount of assets supervised and other management roles within the Investment Manager.

                  Discretionary compensation. In addition to base compensation, portfolio managers may receive discretionary compensation, which can be a substantial portion of total compensation. Discretionary compensation can include a discretionary cash bonus as well as one or more of the following:

                  Deferred Compensation Program - A portion of the compensation paid to each portfolio manager may be voluntarily deferred by the portfolio manager into an account that offers investment options.

                  Options and Restricted Stock Awards - Portfolio Managers may receive incentive stock options. The parent of the Investment Manager previously granted stock options to key employees, including certain portfolio managers who may still hold unexercised or unvested options. The Investment Adviser also has a restricted stock award program designed to reward key employees as an incentive to contribute to the long-term success of NTGA. These awards vest over a period of years. Mr. Stemme has been granted stock options and restricted stock in prior years.

                  Incentive Savings Plan - Northern Trust Corporation has in place a 401(k) plan in which portfolio managers may participate. The 401(k) plan may involve a company match of the employee's contribution of up to 6% of the employee's salary. The company match is made in cash. The firm's 401(k) plan offers a range of investment options, including registered investment companies managed by an affiliate of the Investment Manager. Mr. Stemme is eligible to participate in these plans.

                  Retirement Plan - Northern Trust Corporation has in place a defined benefit plan in which all portfolio mangers are automatically enrolled upon joining the Investment Manager.

                  Annual incentive compensation for each portfolio manager is based upon various factors including the investment performance of the Fund and the investment performance of the Investment Manager's total assets under management as evaluated on a discretionary basis, as well as the portfolio manager's overall contribution to the Investment Manager. In making this evaluation, the Investment Manager reviews the one-year, three-year, and inception to date returns of the products for which a particular portfolio manager is responsible. Investment performance is evaluated on a pre-tax basis.

                  Senior portfolio managers who perform additional management functions within the Investment Manager may receive additional compensation in these capacities. Compensation is structured so that key professionals benefit from remaining with the Investment Manager. The Investment Manager's Chief Executive Officer, with input from other senior officer's of the Investment Manager, determines all compensation matters for portfolio managers. The Investment Manager's basic compensation structure has been in place since its inception.

                  21.3 The portfolio manager of the Fund does not beneficially own equity securities of the Fund.

ITEM 22.          BROKERAGE ALLOCATION AND OTHER PRACTICES

                  22.1 See Item 9 - Management, above. The Fund also is responsible for fees payable by the Sub-Funds to their respective Advisers (collectively, the "Advisory Fees"). The Advisory Fees will vary, but they will typically consist of a management (asset-based) fee and an incentive fee. Management fees typically range between 1% and 2% of a Sub-Fund's NAV per year and incentive fees typically range between 10% and 25% of the Sub-Fund's net new profits. Generally speaking however, incentive fees with respect to a specific Sub-Fund will be charged only on a "high water mark" basis, so that trading losses will be carried forward and will be recouped before an incentive fee can be earned. Because incentive fees will be based on each Sub-Fund's performance, the Fund itself may in fact, pay incentive fees during periods when it is not profitable on an overall basis (for example, if the losses of the unprofitable Sub-Funds together with the Fund's expenses exceed the profits of the profitable Sub-Funds). As a result of the Fund's payment of Advisory Fees, investors in the Fund will be indirectly subject to the payment of such fees. In addition, the fees and expenses paid by investors in the Fund may be higher than those paid by most mutual fund investors.

                  22.2     None.

                  22.3     See response to Item 21.1.

                  22.4     None.

                  22.5     None.

ITEM 23.          TAX STATUS

                  The following discussion is based on the advice of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Trust, and except as otherwise indicated, reflects provisions of the Code as of the date of this Registration Statement. In addition, the following discussion is a general summary of certain of the current federal income tax laws regarding the Trust and its shareholders, and does not purport to deal with all of the federal income tax consequences or any of the state or other tax considerations applicable to the Trust or its shareholders, or to all categories of investors, some of which may be subject to special rules. Prospective investors should consult their own tax advisors regarding the federal, state, local, foreign income and other tax consequences to them of investments in the Trust, including the effects of any changes, including proposed changes, in the tax laws.

                  Taxation of the Trust. The Fund expects to be treated as a partnership and not as an association taxable as a corporation or "publicly traded partnership" for U.S. federal income tax purposes. A limited partnership (such as the Fund) that has registered under the 1940 Act would be treated as a corporation for federal income tax purposes if it were to become a publicly traded partnership. A publicly traded partnership is a partnership the interests of which are either traded on an established securities market or readily tradable on a secondary market (or the substantial equivalent thereof). The Declaration of Trust imposes significant restrictions on transfers of Units in order to address this point.

         If the Fund or the Sub-Funds, which are expected to be treated as partnerships, were treated as a corporation for U.S. federal income tax purposes, material adverse consequences for the Common Unitholders would result.

         Nature of the Funds' Investments. Certain of the Funds' investments are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (ii) convert lower taxed long-term capital gain or "qualified dividend income" into higher taxed short-term capital gain or ordinary income, (iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (iv) cause the Fund to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the timing as to when a purchase or sale of stock or securities is deemed to occur and (vi) adversely alter the characterization of certain complex financial transactions.

         Reports to Common Unitholders. The Fund does not expect to deliver Schedules K-1 to Common Unitholders prior to April 15 of each year. Accordingly, Common Unitholders will likely be required to obtain extensions for filing their federal, state and local income tax returns each year.

         Tax Audits. The IRS may audit Fund information tax returns at the Fund level in a unified entity proceeding. The Administrator would represent the Fund at any such audit as the so-called tax matters partner and has considerable authority to make decisions affecting the tax treatment and procedural rights of the Common Unitholders. The Administrator may also generally enter into settlement agreements with the IRS that bind Common Unitholders and consent on behalf of the Fund to extend the statute of limitations for assessing a deficiency with respect to a Fund item. Successful adjustments by the IRS of Fund items of income, gain, loss, deduction or expense could change a Common Unitholder's U.S. federal income tax liabilities.

         Reportable Transactions and Certain Tax Filing Requirements. Treasury Regulations require that certain taxpayers participating in a "reportable transaction" must disclose such participation to the IRS. The scope and application of these rules is not completely clear. An investment in the Fund may be considered participation in a "reportable transaction" if, for example, the Fund recognizes certain significant losses in the future or if it is determined that certain book-tax differences exist. If an investment in the Fund constitutes participation in a "reportable transaction", the Fund and the Common Unitholders may be required to file IRS Form 8886 with the IRS, including attaching it to their U.S. federal income tax returns, thereby disclosing certain information relating to the Fund to the IRS. In addition, the Fund and its advisors may be required to maintain a list of the Common Unitholders and to furnish this list and certain other information to the IRS upon its written request. Prospective investors are urged to consult their own tax advisors regarding the applicability of these rules to an investment in the Fund.

         State, Local and Non-U.S. Tax Consequences. The Common Unitholders, as well as the Fund itself (and the Master Fund and the Sub-Funds), may be subject to various state, local and non-U.S. taxes. Prospective investors are urged to consult their own tax advisors with respect to the state, local and non-U.S. tax consequences of acquiring, holding and disposing of Common Units.

ITEM 24.          FINANCIAL STATEMENTS

                  The audited financial statements contained in the annual report to the Fund's shareholders for the fiscal year ended March 31, 2005, are incorporated herein by reference. No other parts of the annual report are incorporated by reference herein. Copies of the annual report may be obtained, upon request and without charge by calling (800) 595-9111.

PART C

ITEM 25.          FINANCIAL STATEMENTS AND EXHIBITS

                  25.1     FINANCIAL STATEMENTS:

                  The following financial statements (audited) for the fiscal year ending March 31, 2005 are incorporated by reference to the Fund's annual report filed on June 6, 2005:

                           (i) Statement of Assets and Liabilities

                           (ii) Statement of Operations

                           (iii) Statement of Changes in Net Assets

                           (iv) Financial highlights

                           (v) Notes to Financial Statements

                           (vi) Report of Independent Registered Public
                                Accounting Firm

                  25.2     EXHIBITS:

                  The exhibits to this Registration Statement which are listed in the Exhibit Index were previously filed with the Fund's Registration Statement on Form N-2, filed on October 14, 2004.

ITEM 26.          MARKETING ARRANGEMENTS

                  None.

ITEM 27.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                  Not Applicable.

ITEM 28.          PERSONS CONTROLLED BY OR UNDER
                  COMMON CONTROL WITH REGISTRANT

                  None.

ITEM 29.          NUMBER OF HOLDERS OF SECURITIES

As of September 1, 2004.


         Title of Class                  Number of Record Holders
         --------------                  ------------------------

     Common Units                                  122

ITEM 30.          INDEMNIFICATION

                  The Fund's Declaration of Trust provides that none of the Trustees, the Investment Manager, the Feeder Funds, the Feeder Funds' trustees and investment managers, their respective affiliates nor any officer, director, trustee, member, manager, employee, stockholder, assignee, representative or agent of any such person (the "Indemnified Persons") shall be liable, responsible or accountable in damages or otherwise to the Fund or any Unitholder for any loss, liability, damage, settlement, costs, or other expense (including reasonable attorneys' fees) incurred by reason of any act or omission or any alleged act or omission performed or omitted by such person, in connection with the establishment, management or operations of the Fund unless such act or failure to act arises out of the bad faith, willful misfeasance, gross negligence or reckless disregard of such person's duty to the Fund or such Unitholder, as the case may be (such conduct, "Disabling Conduct").

          With respect to a person who is an Indemnified Person solely by virtue of their relationship to a Feeder Fund, the amount of such indemnification shall not exceed the value of the relevant Feeder Fund's investment in the Fund (other than payments that may be made from insurance policies to such person.)

         The Fund's Declaration of Trust provides that the Fund will indemnify the Indemnified Persons with respect to any act or omission described above to the fullest extent authorized and in the manner permitted by applicable federal and state law. A successful claim for indemnification could reduce the Fund's assets available for distribution to the Unitholders.

         The Fund shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation by the indemnitee of the indemnitee's good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Fund unless it is subsequently determined that the indemnitee is entitled to such indemnification and if a majority of the Trustees determine that the applicable standards of conduct necessary for indemnification appear to have been met. In addition, at least one of the following conditions must be met:
(i) the indemnitee shall provide adequate security for his undertaking, (ii) the Fund shall be insured against losses arising by reason of any lawful advances, or (iii) a majority of a quorum of the Disinterested Non-Party Trustees, or if a majority vote of such quorum so direct, independent legal counsel in a written opinion, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the indemnitee ultimately will be found entitled to indemnification.

         The Investment Management Agreements, the Administration Agreements and the Placement Agent Agreement contain parallel indemnification provisions for the benefit of the Investment Manager, the Administrator, and the Placement Agent, respectively.

         The Fund may purchase and maintain, at its own expense, insurance in amounts customary in its business, on behalf of the Trustees, Investment Manager, Administrator, Placement Agent and their respective officers, directors or stockholders, or any agent appointed by the Trustees, Investment Manager, Administrator or Placement Agent, which shall insure such parties against any liability asserted against all or any of them in any such capacity or arising out of their status as such. The Fund shall not incur the cost of any portion of any insurance which insures any party against liability the indemnification of which is prohibited by U.S. Federal or applicable state securities laws. Any indemnity must be paid from Fund assets, and the Unitholders shall have no personal liability on account thereof, except as provided by Delaware law.

         Notwithstanding the foregoing, the Trustees, Investment Manager, Administrator, Placement Agent and their respective affiliates, will not be indemnified for any liability to the extent (but only to the extent) that such indemnification will be in violation of applicable law.

ITEM 31.          BUSINESS AND OTHER CONNECTIONS OF INVESTMENT
                  ADVISOR

                  For information as to the business, profession, vocation or employment of a substantial nature of each of the officers and directors of the Investment Manager, reference is made to the Investment Manager's current Form ADV, which shall be filed under the Investment Advisors Act of 1940, and incorporated herein by reference upon filing.

ITEM 32.          LOCATION OF ACCOUNTS AND RECORDS

                  The accounts and records of the Fund are maintained in part at the office of the Investment Manager at 300 Atlantic Street, Suite 400, Stamford, Connecticut 06901, in part at the offices of the Custodian with offices at 50 South LaSalle Street, Chicago, IL 60675.

ITEM 33.          MANAGEMENT SERVICES

                  Except as described above in Item 9 - Management, the Fund is not a party to any management service related contract.

ITEM 34.          UNDERTAKINGS

                  Not Applicable.

                                  SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, as of the 1st day of December, 2005.

                           NT ALPHA STRATEGIES FUND
                                 (Registrant)

                    Name                                         Title
                    ----                                         -----

/s/ Joseph W. McInerney                                         President
--------------------------------------
Joseph W. McInerney

                       SCHEDULE OF EXHIBITS TO FORM N-2


Exhibit Number                 Exhibit
--------------                 -------
Exhibit A-1....................Declaration of Trust*
Exhibit B......................By-Laws*
Exhibit C......................None
Exhibit D......................None
Exhibit E......................None
Exhibit F......................Not Applicable
Exhibit G......................Investment Management Agreement*
Exhibit H......................Not Applicable
Exhibit I......................None
Exhibit J(1)...................Custodian Agreement*
Exhibit J(2)...................Transfer Agent Agreement*
Exhibit J(3)...................Administration Agreement*
Exhibit J(4)...................Sub-Administrator Agreement*
Exhibit K......................None
Exhibit L......................Not Applicable
Exhibit M......................None
Exhibit N......................Consent of Independent Registered Public
                               Accounting Firm**
Exhibit O......................Not Applicable
Exhibit P......................Subscription Agreement*
Exhibit Q......................None
Exhibit R(1)...................Code of Ethics of the Fund*
Exhibit R(1)...................Code of Ethics of the Investment Manager*

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*        Previously filed with the Fund's Registration Statement on Form N-2, filed on October 14, 2004.
**       Filed herewith.


                                      66